                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /


    Check the appropriate box:
    / /   Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/   Definitive Proxy Statement
    / /   Definitive Additional Materials
    / /   Soliciting Material Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12


                             FOREST OIL CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ /  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------

/x/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                             FOREST OIL CORPORATION
                             950 SEVENTEENTH STREET
                        1500 COLORADO NATIONAL BUILDING
                                DENVER, CO 80202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 26, 1995
                            ------------------------
To the Shareholders of
FOREST OIL CORPORATION:

    As a shareholder of Forest Oil Corporation, a New York corporation (the "Company"), you are invited to be present in person or to be represented by proxy at the Annual Meeting of Shareholders, to be held at the Petroleum Club of Denver, 555 17th Street, Suite 3700, Denver, Colorado, on Wednesday, July 26, 1995, at 10:00 a.m., M.D.T., for the following purposes:

    1.  Elect two (2) Class I Directors;

    2. Approve the transactions between the Company and The Anschutz Corporation ("Anschutz") and Joint Energy Development Investments Limited Partnership ("JEDI"), respectively, contemplated by agreements between the Company and Anschutz and JEDI, respectively;

    3. Amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, Par Value $.10 Per Share, by 88,000,000 to a total of 200,000,000;

    4. Consider and vote upon the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending December 31, 1995; and

    5. Transact such other business as may be properly brought before the meeting and any adjournments thereof.

    Shareholders of the Company of record at the close of business on June 7, 1995 are entitled to vote at the meeting and all adjournments thereof.


    A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY MUST BE REPRESENTED AT THE MEETING TO CONSTITUTE A QUORUM. THEREFORE, ALL SHAREHOLDERS ARE URGED EITHER TO ATTEND THE MEETING OR TO BE REPRESENTED BY PROXY. IF A QUORUM IS NOT PRESENT AT THE MEETING, A VOTE FOR ADJOURNMENT WILL BE TAKEN AMONG THE SHAREHOLDERS PRESENT OR REPRESENTED BY PROXY. IF A MAJORITY OF THE SHAREHOLDERS PRESENT OR REPRESENTED BY PROXY VOTE FOR ADJOURNMENT, IT IS THE COMPANY'S INTENTION TO ADJOURN THE MEETING UNTIL A LATER DATE AND TO VOTE PROXIES RECEIVED AT SUCH ADJOURNED MEETING(S).


    IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED BUSINESS REPLY ENVELOPE. If you later find that you can be present or for any other reason desire to revoke your proxy, you may do so at any time before the voting.

                                          By order of the Board of Directors

                                          DANIEL L. McNAMARA
                                          SECRETARY


July 10, 1995

                                PROXY STATEMENT
                                       OF
                             FOREST OIL CORPORATION
                             950 SEVENTEENTH STREET
                        1500 COLORADO NATIONAL BUILDING
                             DENVER, COLORADO 80202


                                                                   July 10, 1995


    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Forest Oil Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, July 26, 1995, at the Petroleum Club of Denver, 555 17th Street, Suite 3700, Denver, Colorado, at 10:00 a.m., M.D.T., and at any adjournment thereof. Each holder of record at the close of business on June 7, 1995 of shares of the Company's Common Stock, Par Value $.10 Per Share (the "Common Stock"), will be entitled to one vote for each share so held. As of May 31, 1995, there were 28,558,448 shares of Common Stock issued and outstanding.


    Shares represented by properly executed proxy cards received by the Company at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for (i) the election of the nominees for directors, (ii) the transactions between the Company and The Anschutz Corporation ("Anschutz") and Joint Energy Development Investments Limited Partnership ("JEDI"), respectively, contemplated by agreements between the Company and Anschutz and JEDI, respectively (collectively, the "Transactions"), (iii) the amendment of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock by 88,000,000 to a total of 200,000,000, and (iv) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1995. As to any other business which may properly come before the meeting, the persons named on the proxy card will vote according to their judgment. The enclosed proxy may be revoked prior to the meeting by written notice to the Secretary of the Company at 950 Seventeenth Street, 1500 Colorado National Building, Denver, Colorado 80202, or by written or oral notice to the Secretary at the Annual Meeting at any time prior to being voted. This Proxy Statement and the Proxy Card enclosed herewith were first sent to Shareholders of the Company on or about July 10, 1995.



    If a quorum is not present at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If a majority of the shareholders present or represented by proxy vote for adjournment, it is the Company's intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting(s).



    Under the law of New York, the Company's state of incorporation, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions and broker non-votes will not be considered "votes cast" based on the Company's understanding of state law requirements. A "broker non-vote" occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes.


THE ANSCHUTZ AND JEDI TRANSACTIONS

    At the Annual Meeting, the Company's shareholders will be asked to approve the Anschutz and JEDI Transactions described under "The Anschutz and JEDI Transactions". Several important factors should be considered by the shareholders with respect to the Transactions:


SUMMARY OF TRANSACTIONS:


    - Pursuant to the Transactions, the Company will issue to Anschutz an aggregate of 18,800,000 shares of Common Stock and 620,000 shares of Second Series Preferred Stock ("New Convertible Preferred Stock") that are convertible into an aggregate of 6,200,000 additional shares of

      Common Stock. In addition, Anschutz will acquire an option from JEDI and warrants from the Company to acquire an aggregate of up to 30,694,444 shares of Common Stock. See "The Anschutz and JEDI Transactions -- The Transactions" and "-- Description of Securities to be Issued."



      Therefore, based on the number of shares outstanding on May 31, 1995, pursuant to the Transactions Anschutz will acquire approximately 40% of the Common Stock and will have the ability, subject to a 40% ownership limitation, to acquire up to approximately 66% of the Common Stock. Comparatively, based on such share ownership by Anschutz, the percentage ownership of the Company's current shareholders will be reduced to approximately 60% initially, with the potential to be further reduced to approximately 34%. The 40% ownership limitation terminates in five years and is not applicable to acquisitions of shares approved by the Board of Directors, including a majority of independent directors, acquisitions following certain business combinations or tender offers, or acquisitions made after a third party acquires a greater number of shares than that held by Anschutz and its affiliates, or subject to acquisition by them. See "The Anschutz and JEDI Transactions -- Shareholders Agreement".



    - Of the 18,800,000 shares of Common Stock to be acquired pursuant to the Transactions, Anschutz will acquire 5,500,000 shares of Common Stock pursuant to the automatic conversion at the second closing of the Anschutz Transaction of a $9,900,000 promissory note issued by the Company, or an effective price of $1.80 per share. In addition, Anschutz will invest an additional $35,100,000 in cash at the second closing and will acquire the remaining 13,300,000 shares of Common Stock (at a price of $1.80 per share), 620,000 shares of New Convertible Preferred Stock (at a price of $18.00 per share), and an option from JEDI and warrants from the Company to acquire up to 30,694,444 additional shares of Common Stock. The last reported sales price of the Common Stock on the Nasdaq National Market was $1 1/2 on April 17, 1995, the last trading day prior to the public announcement of the signing by the Company of letters of intent with respect to the Transactions, and was $2.00 on July 6, 1995. In between such dates such price ranged from a high of $2 5/16 to a low of $1 1/2. See "The Anschutz and JEDI Transactions -- The Transactions" and "-- Description of Securities to be Issued."



    - Pursuant to the Transactions, Anschutz will acquire approximately 40% of the then outstanding Common Stock. Subject to the 40% ownership limitation, and in any event after five years, Anschutz could acquire an additional 6,200,000 shares of Common Stock by converting the New Convertible Preferred Stock. In addition, on the date of the second closing of the Anschutz Transaction, subject to the 40% limitation, Anschutz will have the right to acquire an additional 30,694,444 shares of Common Stock (19,444,444 shares by the exercise of warrants at a price of $2.10 per share and 11,250,000 shares by exercise of an option from JEDI at an initial exercise price of $2.00 per share) for an aggregate cash consideration of $63,333,332 to the Company. Therefore, subject to the 40% ownership limitation, based on the number of shares outstanding on May 31, 1995, Anschutz could acquire up to an aggregate of approximately 66% of Common Stock for an aggregate cash consideration of $108,333,332 to the Company. See "The Anschutz and JEDI Transactions -- The Transactions" and "-- Description of Securities to be Issued."



ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS:



    - The Anschutz and JEDI Transactions have several advantages to the Company and its shareholders, including providing the Company with additional equity capital, short-term liquidity, reduced leverage, lower interest expense and a strategic alliance with Anschutz, an experienced oil and gas investor. See "The Anschutz and JEDI Transactions -- Background."



____-_ Anschutz will be required  to vote all equity  securities of the  Company owned by Anschutz having voting power in excess of an amount equal to 19.99% of the aggregate voting power of the equity securities of the Company then outstanding in the same proportion as all other equity securities of the Company voted with respect to the matter (other than equity securities owned by Anschutz) are voted. Such limitations are not applicable in all situations. For example, Anschutz is allowed to vote its shares with respect to all matters with respect to which Anschutz may have liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such right could give Anschutz a veto power over certain transactions between the Company and third parties such as a merger which requires the approval of the holders of two-thirds of the outstanding Common Stock. See "The Anschutz and JEDI Transactions -- Shareholders Agreement."



____-_ It is unlikely  that control  of the Company  could be  transferred to  a third party without Anschutz's consent and agreement. It is also unlikely that a third party would offer to pay a premium to acquire the Company without the prior agreement of Anschutz, even if the Board of Directors should choose to attempt to sell the Company in the future. It will also be unlikely that the Company will be able to enter into a transaction accounted for as a pooling of interests in the next two years. Finally, the 40% ownership limitation on Anschutz's ownership terminates after five years and earlier under certain circumstances. Under these circumstances, based on the number of shares outstanding on May 31, 1995, Anschutz would have the ability on and after the second closing of the Anschutz Transaction to acquire up to approximately 66% of the Common Stock by converting its New Convertible Preferred Stock and exercising during their respective terms its option and warrants for additional proceeds to the Company of $63,333,332. Therefore, upon termination of the 40% limitation, Anschutz may have effective control over the Company. See "The Anschutz and JEDI Transactions -- Shareholders Agreement."



    - If the Transactions are not approved by the shareholders, the Company will be required to bear its expenses in connection with the Transactions, including the fees payable to its financial advisor, which are estimated to be approximately $2,750,000 in the aggregate. In addition, the Company is obligated under certain circumstances to pay up to $500,000 to Anschutz to reimburse it if the Anschutz Transaction is not consummated. If the Anschutz Transaction is not consummated on or before May 17, 1996, and (a) a third party (other than Anschutz) acquires 40% of the outstanding Common Stock, (b) the Board of Directors withdraws its recommendation with respect to the Anschutz Transaction or recommends an alternative transaction, or (c) the Company enters into an agreement with respect to an alternative transaction, the Company would be obligated to pay a Subsequent Event Fee of a minimum of $1,000,000 up to a maximum of $2,500,000. See "The Anschutz and JEDI Transactions -- The Transaction."



    - If the Anschutz and JEDI Transactions are not consummated, the Company will be faced with several problems for which it will need to seek immediate solutions, including a loss of liquidity and the ability to repay its current indebtedness, which includes a $9,900,000 promissory note issued to Anschutz. One of the solutions considered by the Company has been the sale of certain non-strategic assets, primarily the Company's investment in certain Canadian assets. The Company has estimated that if it were required to sell such assets in a short time period, such sales could result in a discount of approximately $3 - 5 million from the book value of such assets of approximately $13 million. Factors considered in determining such estimate include the Company's estimate of the underlying reserves attributable to such assets and the discounted present value of cash flows from the Company's investment. See "The Anschutz and JEDI Transactions -- Background."

                             ELECTION OF DIRECTORS


    The Company's By-laws currently provide that the Board of Directors shall be divided into four classes as nearly equal in number as possible, with each class having not less than three members, whose terms of office expire at different times in annual succession. Currently the number of directors is fixed at 12. If the transaction with Anschutz is approved by the shareholders at the Annual Meeting, then Austin M. Beutner, John C. Dorn, Harold D. Hammar and Jeffrey W. Miller will resign as directors and the Board of Directors will appoint Philip
F. Anschutz as a Class I director, Drake S. Tempest as a Class II director and Craig D. Slater as a Class IV director, respectively, pursuant to the Shareholders' Agreement with Anschutz. If the transactions with Anschutz are approved, the size of the Board will be reduced to 10 members. The reduction will be effected by the amendment of the Company's By-Laws by the Board of Directors. In addition, such By-Law amendment will reduce the minimum number of directors in each class to two. If the transactions with Anschutz are not approved, such persons will not resign and the size of the Board will be reduced to 11 members.


    Mr. Anschutz has been a Director, Chairman of the Board and President of Anschutz for more than the past five years, and a Director, Chairman of the Board and President of Anschutz Company, the corporate parent of Anschutz, since the formation of Anschutz Company in August 1991. Mr. Anschutz has been a Director of Southern Pacific Rail Corporation ("SPRC") since June 1988 and Chairman of SPRC since October 1988. He served as President and Chief Executive Officer of SPRC from October 1988 until July 1993. Mr. Slater has been Director of Finance of Anschutz since 1992 and Corporate Secretary of Anschutz since
1991. Mr. Slater held other positions with Anschutz from 1988 to 1992. Mr. Tempest has been a partner in the law firm of O'Melveny & Myers since February 1991 and was Special Counsel to such firm from 1988 to February 1991.

    The Board of Directors, effective at the 1994 Annual Meeting, reapportioned the number of Directors to three in each class. The Board of Directors, effective at the 1995 Annual Meeting, will provide for the number of directors to be divided as equally as possible into four classes. At the 1994 Annual Meeting, Jack D. Riggs, previously a Class IV Director, was reclassified as a Class I Director with a term expiring at the 1995 Annual Meeting. Mr. Riggs, a Class I Director, is not standing for reelection. Each class of directors is elected for a term expiring at the annual meeting to be held four years after the date of their election. The Class I Nominees were elected at the 1991 Annual Meeting, the Class II Directors were elected at the 1992 Annual Meeting, the Class III Directors were elected at the 1993 Annual Meeting and the Class IV Directors were elected at the 1994 Annual Meeting.

    A majority of the votes represented at the Annual Meeting by shares of Common Stock entitled to vote is required to elect a director.

    The persons named as proxies in the enclosed proxy, who have been so designated by the Board of Directors, intend to vote for the election of the Class I Nominees referred to below as directors unless otherwise instructed in the proxy.

    THE  BOARD  OF DIRECTORS  RECOMMENDS  A VOTE  FOR  THESE NOMINEES.   Certain
information concerning such nominees, as well as the other current directors, is set forth below:


                             AGE AND                          PRINCIPAL OCCUPATION,
                             YEARS OF                        POSITIONS WITH COMPANY
                             SERVICE                         AND BUSINESS EXPERIENCE                      DIRECTOR
          NAME             WITH COMPANY                      DURING LAST FIVE YEARS                         SINCE
- - ------------------------  --------------  -------------------------------------------------------------  -----------
CLASS I NOMINEES -- TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1999
William L. Dorn              46 - 23      Chairman of the Board and Chairman of the Executive Committee        1982
                                          since July 1991 and Chief Executive Officer since February
                                          1990. Member of the Executive Committee since August 1988.
                                          President from February 1990 until November 1993. Executive
                                          Vice President from August 1989 until February 1990. Member of the Royalty Bonus Committee since August 1991 and Chairman since May 1994.
James H. Lee                  46 - 4      Managing Partner, Lee, Hite & Wisda Ltd. Member of the               1991
                                          Executive Committee since February 1994.
CLASS II DIRECTORS -- TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1996
Dale F. Dorn                 52 - 28      Resigned as a Vice President in September 1989; currently            1977
                                          engaged in private investments.
Harold D. Hammar             71 - 10      Financial Consultant. Member of the Audit Committee and              1985
                                          Compensation Committee.
Robert S. Boswe11            45 - 10      President since November 1993. Vice President from May 1991          1985
                                          until November 1993. Chief Financial Officer since May 1991.
                                          Financial Vice President from September 1989 until May 1991.
                                          Member of the Executive Committee since July 1991 and the
                                          Royalty Bonus Committee since August 1991. Director of
                                          Franklin Supply Company Ltd.
CLASS III DIRECTORS -- TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1997
Jeffrey W. Miller             43 - 7      Independent Biologist.                                               1988
Michael B. Yanney             61 - 3      Chairman and Chief Executive Officer of the America First            1992
                                          Companies, L.L.C. and a director of Burlington Northern Inc.,
                                          Lozier Corporation, MFS Communications Company, Inc. and
                                          America First REITs Inc. Chairman of the Compensation
                                          Committee.
Donald H. Anderson            46 - 2      President, Chief Executive Officer and Director of Associated        1993
                                          Natural Gas Corporation, a wholly owned subsidiary of
                                          Panhandle Eastern Corporation, since September 1989 and
                                          January 1989, respectively, and Chief Operating Officer and
                                          Chairman of Associated Natural Gas, Inc., a wholly owned
                                          subsidiary of Panhandle Eastern Corporation, since December
                                          1994. Member of the Audit Committee.

                             AGE AND                          PRINCIPAL OCCUPATION,
                             YEARS OF                        POSITIONS WITH COMPANY
                             SERVICE                         AND BUSINESS EXPERIENCE                      DIRECTOR
          NAME             WITH COMPANY                      DURING LAST FIVE YEARS                         SINCE
- - ------------------------  --------------  -------------------------------------------------------------  -----------
CLASS IV DIRECTORS -- TERMS EXPIRING AT THE ANNUAL SHAREHOLDERS' MEETING IN 1998
John C. Dorn                 68 - 45      Retired as Regional Vice President in December 1990.                 1956
Richard J. Callahan           53 - 2      Executive Vice President of U S WEST, Inc. since January 1988        1993
                                          and President of U S WEST International and Business
                                          Development Group since October 1991. Member of the
                                          Compensation Committee.
Austin M. Beutner             35 - 2      President, Chief Executive Officer and Director of the U. S.         1993
                                          Russia Investment Fund since March 1994. Prior thereto
                                          General Partner of The Blackstone Group since 1991. Prior
                                          thereto a Vice President of Blackstone. Member of the
                                          Compensation Committee.


SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows, as of May 31, 1995, the number of shares of the Company's Common Stock beneficially owned by each director and nominee, each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and all directors and executive officers as a group. Unless otherwise indicated, each of the persons has sole voting power and sole investment power with respect to the shares beneficially owned by such person.


                                                 COMMON STOCK (2)
                                            ---------------------------
NAME OF INDIVIDUAL OR                         NUMBER OF        PERCENT
NUMBER IN GROUP (1)                            SHARES         OF CLASS
- - ----------------------------------------    -------------     ---------
Donald H. Anderson......................           10,000        *
Bulent A. Berilgen......................          122,080(3)     *
Austin M. Beutner.......................         --             --
Robert S. Boswell.......................          249,329(4)     *
Richard J. Callahan.....................            2,000        *
Dale F. Dorn............................          116,488(5)     *
Forest D. Dorn..........................          240,698(6)     *
John C. Dorn............................          250,485(7)     *
William L. Dorn.........................          448,215(8)     1.57
Harold D. Hammar........................            2,500        *
David H. Keyte..........................          134,403(9)     *
James H. Lee............................            1,000        *
Jeffrey W. Miller.......................          331,220(10)    1.16
Jack D. Riggs...........................            6,635        *
Michael B. Yanney.......................            5,000        *
All directors and executive officers as
 a group (19 persons, including the 15
 named above)...........................        2,189,832(11)    7.66%

- - ------------------------
* The percentage of shares beneficially owned does not exceed one percent of the outstanding shares of the class.

 (1) William L. Dorn and Forest D. Dorn are brothers, and they and Dale F. Dorn are nephews of John C. Dorn. See "Principal Holders of Securities".

 (2) Amounts reported also include shares held for the benefit of certain directors and executive officers by the trustee of the Company's Retirement Savings Plan Trust as of March 31, 1995.

 (3) Includes 120,000 Common shares that Bulent A. Berilgen has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan.

 (4) Includes 210,000 Common shares that Robert S. Boswell has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan. Does not include 225 Common shares held by Robert S. Boswell's wife or 830 shares held by his children, of which shares Mr. Boswell disclaims beneficial ownership.

 (5) Includes 2,781 Common shares held of record by Dale F. Dorn as trustee of a trust  for the benefit of  his immediate family. Dale  F. Dorn, as trustee, has disclaimed beneficial ownership of  these shares. Also includes  12,250
     Common  shares that Dale F. Dorn, as trustee, has the right to acquire upon the conversion of 3,500 shares of the Company's $.75 Convertible  Preferred
     Stock.

 (6) Includes 120,000 Common shares that Forest D. Dorn has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan. Also includes
     25,800 Common shares held of record by Forest D. Dorn as co-trustee of a trust for the benefit of his mother (see Footnote 8), of which shares Mr.
     Dorn disclaims beneficial ownership. Does not include 8,628 Common shares held by Forest D. Dorn's wife or 25,967 shares held by his children, of which shares Mr. Dorn disclaims beneficial ownership.

 (7) Includes 43,685 Common shares held of record by John C. Dorn as trustee of trusts for the benefit of related parties. Does not include (i) 265,676
     Common shares held of  record by The Glendorn  Foundation of which John  C.
     Dorn is one of the seven trustees, or (ii) 72,547 Common shares held by John C. Dorn's wife, of which shares Mr. Dorn disclaims beneficial ownership.

 (8) Includes 210,000 Common shares that William L. Dorn has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan. Also includes
     (i) 25,800 Common shares held of record by William L. Dorn as co-trustee of a trust for the benefit of his mother (see Footnote 6), and (ii) 74,223
     Common shares held of record by William L. Dorn as trustee of trusts for the benefit of related parties, of which shares Mr. Dorn disclaims beneficial ownership. Does not include 14,990 Common shares held by William
     L. Dorn's wife or 35,997 shares held  by his children, of which shares  Mr.
     Dorn disclaims beneficial ownership.

 (9) Includes 120,000 Common shares that David H. Keyte has the vested right to purchase pursuant to the terms of the 1992 Stock Option Plan. Also includes
     7,000 Common shares that David H. Keyte has the right to acquire upon the conversion of 2,000 shares of the Company's $.75 Convertible Preferred
     Stock.

(10) Includes 99,825 Common shares held of record by Jeffrey W. Miller as custodian for his minor children, of which shares Mr. Miller disclaims beneficial ownership.

(11) Includes 1,035,000 Common shares held by various executive officers who have the vested right to purchase such shares pursuant to the terms of the 1992 Stock Option Plan and 21,350 Common shares that a director and two executive officers have the right to acquire upon the conversion of 6,100 shares of the Company's $.75 Convertible Preferred Stock.

BOARD OF DIRECTORS AND COMMITTEES

    During 1994, the Board of Directors met on six occasions. The Board of Directors has appointed four committees, the Executive Committee, the Audit Committee, the Compensation Committee and the Royalty Bonus Committee, which are designed to permit action to be taken expeditiously. Only two members of each committee are necessary to constitute a quorum. During 1994, the Executive Committee met 15 times. William L. Dorn, Robert S. Boswell and James H. Lee are the members of the Executive Committee. The members of the Royalty Bonus Committee, which met once and acted by consent nine times during the year, were William L. Dorn, Robert S. Boswell and Jack D. Riggs. Members of the Royalty Bonus Committee are eligible to participate in royalty bonuses granted by the Royalty Bonus Committee.

    The Compensation Committee met six times during 1994. This committee makes recommendations to the Board of Directors in the area of executive compensation, including the selection of individual employees to be granted options from among those eligible under the stock option plan and establishes the number of shares issued under each option. Members of the Compensation Committee are not eligible to participate in the Company's 1992 Stock Option Plan. The members of the Compensation Committee are Austin M. Beutner, Richard J. Callahan, Harold D. Hammar, Jack D. Riggs and Michael B. Yanney. A Report of the Compensation Committee on Executive Compensation is set forth below.

    The Audit Committee is appointed for the purpose of overseeing and monitoring the Company's independent audit process and discharges its duties, responsibilities and functions according to a plan designed to provide assurance to the Board of Directors that the resources allocated to that process are adequate and utilized effectively. It is also charged with the responsibility for reviewing all related party transactions for potential conflicts of interest. This committee met three times during the year, and its members were Donald H. Anderson, Harold D. Hammar and Jack D. Riggs.


    During 1994, each incumbent director of the Company, except Austin M. Beutner and Richard J. Callahan, attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he served.



    If the Transactions are approved by the shareholders at the Annual Meeting, pursuant to the proposed Shareholders' Agreement with Anschutz, the membership of the Executive, Audit and Compensation committees will be changed by the following appointments and resignations (except as noted, existing membership of these committees will remain unchanged): Craig D. Slater will be appointed to the Executive Committee, Harold D. Hammar will resign from the Audit Committee, Craig D. Slater will be appointed to the Audit Committee, Austin M. Beutner and Harold D. Hammar will resign from the Compensation Committee and Drake S. Tempest will be appointed to such Committee. The Board of Directors will also appoint a Nominating Committee consisting of William L. Dorn, Philip F. Anschutz and Michael B. Yanney. See "The Anschutz and JEDI Transactions."



    The Board of Directors does not currently have a standing nominating or similar committee.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors consists of Messrs. Beutner, Callahan, Hammar, Riggs and Yanney. Mr. Riggs retired as a Vice President of the Company in 1987 and is not standing for reelection as a director. The Executive Committee members are William L. Dorn, Robert S. Boswell and James H. Lee. The members of the Royalty Bonus Committee are William L. Dorn, Robert S. Boswell and Jack D. Riggs. William L. Dorn is Chairman of the Board and Chief Executive Officer and Robert S. Boswell is President. During 1994 there were no compensation committee interlocks between the Company and any other entity.

    A real estate complex (the "Complex") owned by members of the Dorn and Miller families, located near Bradford, Pennsylvania, had been historically used by the Company for business purposes. In 1994, the Company notified the owners of the Complex that it intended to terminate its annual usage after 1994.

    In 1994, in connection with the Company's termination of usage, the Company paid $662,000 on account of the business use of such property, and an additional $300,000 as a partial reimbursement of deferred maintenance costs. Members of the Dorn and Miller families who were directors and/or executive officers of the Company (and their immediate families) who owned a direct or indirect interest in such Complex during 1994 were Dale F. Dorn, his brother and his two sisters; William L. Dorn and Forest D. Dorn and their father and two sisters; John C. Dorn and his four children; and Jeffrey W. Miller, his father and two sisters.



    For further information with respect to other transactions with management and others, see "Transactions with Management and Others".


DIRECTOR COMPENSATION

    Each director who is not an employee of the Company is compensated for services at the rate of $20,000 annually, and in addition, is paid a fee of $2,500 for attendance in person at each meeting or series of meetings of the Board of Directors. All directors, whether employees or not, are reimbursed for all costs incurred by them in their capacities as directors, including the costs of attending directors' meetings and committee meetings. The non-employee directors and the amounts each was paid during 1994 as directors were: John C. Dorn, Dale F. Dorn, Harold D. Hammar, Jeffrey W. Miller, Jack D. Riggs and Michael B. Yanney -- $30,000; Donald H. Anderson -- $27,500; Austin M. Beutner and Richard J. Callahan -- $25,000. James H. Lee received $30,000 for his services as a director, $2,000 for attendance at meetings of the Audit and Compensation Committees and $41,666.68 as payment for his service on the Executive Committee, which began March 1, 1994. Messrs. Hammar and Riggs each received an additional $8,000 for attending meetings of the Audit and Compensation Committees. Mr. Yanney received an additional $3,000 for attending meetings of the Compensation Committee, and Mr. Anderson was paid an additional $4,000 for attending meetings of the Audit Committee.

    No additional amounts are paid for committee participation or special assignments, except that (i) each member of the Compensation Committee is paid $1,000 per meeting which he attends up to a maximum of $4,000 per year for service on that committee, (ii) each member of the Audit Committee is paid $1,000 per meeting which he attends up to a maximum of $4,000 per year for service on that committee and (iii) Mr. Lee will be paid $50,000 per year for service on the Executive Committee.

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers"), based on salary and bonus earned in 1994:

                           SUMMARY COMPENSATION TABLE


                                                                                                  LONG TERM
                                                                                                COMPENSATION
                                                            ANNUAL COMPENSATION                  AWARDS (4)
                                              ------------------------------------------------  -------------
                                                                                 OTHER ANNUAL    SECURITIES      ALL OTHER
                  NAME AND                                              BONUS    COMPENSATION    UNDERLYING    COMPENSATION
             PRINCIPAL POSITION                 YEAR     SALARY ($)   ($)(1)(2)     ($)(3)       OPTIONS (#)      ($)(5)
- - --------------------------------------------  ---------  -----------  ---------  -------------  -------------  -------------
William L. Dorn,                                   1994  $   300,012     -0-      $     2,795        -0-        $    22,942
 Chairman of the Board                             1993      250,008    100,159           665        175,000         32,640
 and Chief Executive Officer                       1992      250,008     75,618           624        175,000         10,618
Robert S. Boswell,                                 1994      284,004     -0-            2,515        -0-             21,559
 President                                         1993      234,000     88,239           607        175,000         30,503
                                                   1992      234,000     94,017           567        175,000         10,445
Bulent A. Berilgen,                                1994      166,512     -0-              -0-        -0-             11,507
 Vice President of Operations                      1993      137,850     53,336           -0-        100,000         16,458
                                                   1992      131,932     41,456           -0-        100,000          6,234
David H. Keyte,                                    1994      165,000     -0-           21,945        -0-             11,469
 Vice President and                                1993      139,494     36,433        18,192        100,000         16,517
 Chief Accounting Officer                          1992      131,618     58,419           -0-        100,000          6,234
Forest D. Dorn,                                    1994      163,800     -0-           18,335        -0-             12,910
 Vice President and                                1993      160,650     22,013           324        100,000         20,342
 General Business Manager                          1992      156,250     35,219           316        100,000          8,769

- - ------------------------
(1) The following amounts indicate the awards made with respect to the years indicated, under the Forest Oil Corporation Incentive Plan (the "Incentive Plan"):


                                                                         1992       1993       1994
                                                                       ---------  ---------  ---------
William L. Dorn......................................................  $  68,126  $  30,500     -0-
Robert S. Boswell....................................................     61,965     29,020     -0-
Bulent A. Berilgen...................................................     37,565     18,135     -0-
David H. Keyte.......................................................     34,542     16,185     -0-
Forest D. Dorn.......................................................     31,328     14,819     -0-


    Distributions of awards are made pursuant to the Incentive Plan in equal installments over a three-year period. Pursuant to the Incentive Plan if a participant's employment is terminated prior to the vesting of awards, the remainder of such awards is reallocated to other participants. Amounts reallocated in 1994 for the years 1992 and 1993 were as follows: William L. Dorn -- $3,445; Robert S. Boswell -- $3,224; Bulent A. Berilgen -- $1,836; David H. Keyte -- $1,838; and Forest D. Dorn -- $2,167. See "Report of the Compensation Committee on Executive Compensation -- Incentive Plan Awards".


(2) During 1994, the Company assigned to certain of its executive officers and other key personnel, as additional compensation, certain bonuses of undivided interests in overriding royalty interests in the gross production from certain exploratory oil and gas prospects in which the Company had an interest. The cost to the Company at the time of the assignment of such royalty interests was

    $3,599 each for William L. Dorn, Robert S. Boswell and Forest D. Dorn, $2,061 for Bulent A. Berilgen and $2,041 for David H. Keyte. During 1994 interests in nine exploratory oil and gas prospects were so awarded by the Royalty Bonus Committee.

(3) Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus of any of the Named Executive Officers, except for David H. Keyte and Forest D. Dorn, each of whose 1994 total includes a cash auto allowance of $15,000.


(4) No stock appreciation rights or restricted stock awards were granted to any of the Named Executive Officers during any of the last three fiscal years.


(5) The 1994 totals include (i) the fair market value of the Company's matching contribution of Common Stock to the Retirement Savings Plan in the following amounts: William L. Dorn -- $7,500; Robert S. Boswell -- $7,500; Bulent A. Berilgen -- $7,500; David H. Keyte -- $7,500; and Forest D. Dorn -- $7,500;
    (ii) the fair market value of the Company's profit sharing bonus contribution of Common Stock to the Retirement Savings Plan in the following amounts: William L. Dorn -- $5,448; Robert S. Boswell -- $5,400; Bulent A. Berilgen -- $3,181; David H. Keyte -- $3,219; and Forest D. Dorn -- $3,707;
    (iii) the Company's matching contribution pursuant to deferred compensation agreements in the following amounts: William L. Dorn -- $7,501; Robert S. Boswell -- $6,700; Bulent A. Berilgen -- $826; David H. Keyte -- $750; and Forest D. Dorn -- $690; and (iv) the Company's profit sharing bonus contribution of $322 pursuant to the deferred compensation agreement of William L. Dorn. The 1994 totals also include the following amounts attributable to the term life portion of premiums paid by the Company pursuant to a split dollar insurance arrangement: William L. Dorn -- $2,171; Robert S. Boswell -- $1,959; and Forest D. Dorn -- $1,013. The remainder of the premium is not included and does not benefit the Named Executive Officers because the Company has the right to the cash surrender value of the policy.

YEAR END STOCK OPTION VALUES

    No stock options were granted to the Named Executive Officers in 1994.

    There were no stock option exercises by any Named Executive Officers during 1994. The following table shows the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1994 and their values at such date:

            OUTSTANDING STOCK OPTION VALUES AS OF DECEMBER 31, 1994


                                                                    NUMBER OF                        VALUE OF
                                                              SECURITIES UNDERLYING          UNEXERCISED IN-THE-MONEY
                                                               UNEXERCISED OPTIONS      OPTIONS AT FISCAL YEAR END ($)(1)
                                                              AT FISCAL YEAR END (#)
                                                            --------------------------  ----------------------------------
                           NAME                             EXERCISABLE  UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
- - ----------------------------------------------------------  -----------  -------------  ---------------  -----------------
William L. Dorn...........................................     175,000        175,000      $       0         $       0
Robert S. Boswell.........................................     175,000        175,000              0                 0
Bulent A. Berilgen........................................     100,000        100,000              0                 0
David H. Keyte............................................     100,000        100,000              0                 0
Forest D. Dorn............................................     100,000        100,000              0                 0

- - ------------------------
(1) On December 31, 1994, the last reported sales price of the Common Stock as quoted on the Nasdaq National Market was $2.25 per share. The option price for the options granted in 1992 is $3.00 per share and the option price for the options granted in 1993 is $5.00 per share. Since the last reported sales price at December 31, 1994 was lower than the option price for the options granted in 1992 and 1993, no value is ascribed to those options in the above table.

STOCK PERFORMANCE GRAPH

    The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock during the five years ended December 31, 1994 with the cumulative return on the S & P 500 Index, the Dow Jones Oil, Secondary Index and an index of peer companies. The graph assumes that $100 was invested in each category on the last trading day of 1989 and that dividends were reinvested. The companies in the peer index were selected based on the following criteria: (i) total assets ranging from approximately $125 million to $1.1 billion, (ii) total revenue ranging from approximately $40 million to $300 million and (iii) oil and gas revenue comprising at least 54% of total revenue. The companies included in the peer index were American Exploration Co., DEKALB Energy Company, Devon Energy Corporation, Noble Affiliates, Inc., Plains Petroleum Company, Pogo Producing Company, Presidio Oil Company, Snyder Oil Corporation and The Wiser Oil Company.

    The Company significantly changed the composition of its management as well as its operating strategy during the five-year period. In December 1990 seven executive officers and directors retired from the Company. In July 1991, William
L. Dorn was elected Chairman of the Board.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           FOREST OIL  PEER INDEX   DJ, OIL SECONDARY   S&P 500
1989            100.0        100.0              100.0      100.0
1990             39.2         79.3               83.2       96.9
1991             11.3         70.8               81.7      126.4
1992             24.1         82.0               82.3      136.1
1993             33.0        117.5               91.3      149.8
1994             17.0        111.3               86.4      151.8

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


    The Compensation Committee's duties include the annual review and approval of the compensation of the Chairman and President, review and determination of individual elements of compensation for the Company's executive officers, review of the administration of the Company's Incentive Plan and other long-term incentive plans for management and determining the terms and awards under the Company's 1992 Stock Option Plan. During 1994, the Compensation Committee, with the assistance of its compensation consultant, developed a compensation program for annual cash incentive bonuses and stock option grants. Although the program was not finalized until November 1994, it established the 1994 performance goals based on senior management's recommendations. See "Cash Bonuses" below. In 1994, the Compensation Committee held six meetings.

    The Royalty Bonus Committee is responsible for granting bonuses of undivided overriding royalty interests pursuant to the Company's royalty bonus program.

    The Executive Committee is responsible for determining the salaries for all officers except the Chairman and the President.

    The Compensation Committee has studied the limitation on the deductibility of compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee does not currently intend to award levels of compensation that results in such limitation. The Compensation Committee may authorize compensation in the future that results in amounts above the limit if it determines that such compensation is in the best interests of the Company. In addition, the limitation may affect the future grant of stock options.

    In March 1995, the Compensation Committee renewed the Executive Severance Agreements and extended their term to December 1997. In addition, the definition of change of control was modified. See "Transactions with Management and Others
- - -- Executive Severance Agreements."


    BASE SALARIES. The Company's compensation policy for base salaries is to set compensation within a competitive range. The competitive range for base salaries is determined by reviewing competitive pay practices of similarly positioned energy companies, including those companies which are considered for comparison purposes in the Company's Five-Year Cumulative Total Returns graph. During 1994, adjustments were made to base salaries to reflect promotions and changes of responsibilities of certain officers. The Chief Executive Officer and President were each given an increase of $50,000 per year based on the Committee's assessment of their performance in reducing the Company's debt, the restructuring of the organization, and the fact that they had not had an increase in base salary for several years. In addition, the Compensation Committee concluded that the increased levels of their base salaries were comparable to those of executive officers with companies in the Company's peer group.



    CASH BONUSES. During 1994, the Committee worked with its compensation consultant to develop a new performance based annual cash incentive bonus program. The program provides for cash bonuses to be paid to executive officers based on the achievement of predetermined performance criteria. Each performance criterion is selected for its strategic importance and weighted to reflect the relative importance to the Company's annual initiatives. For the Chief Executive Officer the threshold is zero, the target award level is 40% of base salary and the maximum is 100% of base salary. The Committee worked with senior management to identify the performance criteria to be used in the program for 1994 and 1995. The criteria are: (1) Profitability (which is (i) defined generally as net income after taxes, extraordinary items and accounting changes and (ii) weighted 40% of the formula), (2) Value Added Index (which is (i) defined generally as changes in oil and gas reserves divided by capital expenditures multiplied by reserve replacement ratio and (ii) weighted 30% of the formula), (3) Return on Invested Capital (which is (i) defined generally as interest expense and pretax income divided by total assets less non-interest liabilities and (ii) weighted 10% of the formula), (4) Operating Efficiency Against Peer Companies (which is
(i) defined as the Company's performance in terms of oil and gas exploration and production costs with respect to both revenue and production volume as compared to its peer group of companies and (ii) weighted 10% of the formula), and (5) Strategic Initiatives (which (i) include achieving a targeted debt to equity ratio for the Company, the development of a strategic investment alternative, and organization development and (ii) is weighted 10% of the formula). No discretionary cash bonuses were paid to the executive officers for 1994.


    The Company has traditionally granted year-end Christmas bonuses to all employees, including executive officers. The 1994 year-end bonuses were an amount equal to 3% of the first eleven months base salary for each individual and were approved by the Executive Committee. William L. Dorn received such a year-end bonus of $8,250.

    STOCK OPTIONS.  In 1994, the Compensation Committee granted stock options to
V. Bruce Thompson, Vice President and General Counsel, for 100,000 shares of Common Stock and to Joan C. Sonnen, Controller for 25,000 shares of Common Stock, both at an exercise price of $5.00 per share. For 1995, as part of the Company's newly-developed executive compensation program, guidelines were established for granting stock options to executive officers based on the achievement of predetermined performance goals, mentioned above under "Cash Bonuses."


    INCENTIVE PLAN AWARDS. The Incentive Plan, which became effective January 1, 1992, permits participating employees to earn awards payable in cash, in whole shares of the Company's Common Stock, or in any combination of cash and whole shares of Common Stock. The Executive Committee determines whether awards are payable in cash or stock. The Incentive Plan operates through an incentive pool for each fiscal year that is contingent upon the Company attaining certain targeted levels of performance. Unless otherwise determined by the Executive Committee, the incentive pool is funded based upon the average return on invested capital achieved by the Company. The amount contributed to the incentive pool is a scheduled percentage of base salary that starts at a minimum return and increases based on average return on invested capital. The incentive pool is divided in half. One half of the pool is awarded to all participants as a performance distribution. A participant's percentage interest in the performance distribution is based upon the proportion his base salary bears to the aggregate of the base salaries of all participants. The other half of the incentive pool is divided among participants on an individual basis at the discretion of the Compensation Committee.

    The Incentive Plan is structured to consider the Company's performance over a three-year period. Performance is currently measured under the Incentive Plan based on average return on invested capital. The computations for return on invested capital in 1992 and 1993 did not take into account a three-year period. For 1992 and 1993, certain transitional rules applied to the computation of return on invested capital.

    In 1994, the Compensation Committee approved grants under the Company's Incentive Plan with respect to amounts earned for 1993. Total awards of $364,729 were made pursuant to the Incentive Plan to be paid out over a three-year period, including an award in 1994 of $30,500 to William L. Dorn. Awards were made from the discretionary pool to individual plan participants (including William L. Dorn) based upon the following factors (in order of importance): level of responsibility, performance of the individual during the period, base salary, and a comparison to Peer Group compensation of executives. The Compensation Committee received recommendations with respect to discretionary pool awards from the Executive Committee.

    PROFIT SHARING CONTRIBUTIONS. The Company's Retirement Savings Plan and deferred compensation agreements with certain executive officers, including William L. Dorn, give the Company discretion to make profit sharing contributions in cash or stock for the account of the Company's officers and employees. In 1994, the Compensation Committee approved profit sharing contributions of Common Stock with a fair market value of $5,448 to the Company's Retirement Savings Plan and $322 pursuant to a deferred compensation agreement for the account of William L. Dorn. The Compensation Committee established the amount of the contribution for each person based on the same percentage of base salary. The percentage was determined based on a schedule set forth in the Incentive Plan, which is a sliding scale of targets based on average return on invested capital.

    ROYALTY BONUSES. During 1994, the Company assigned to certain of its executive officers, other key personnel and certain retirees, as additional compensation, certain bonuses of undivided interests in overriding royalty interests equal to approximately 6% of the Company's net interest in all oil, gas and other minerals produced, saved and sold from certain oil and gas prospects in which the Company had an interest. The prospects, the size of the interest and the participants in such bonuses are determined from time to time by the Royalty Bonus Committee of the Board of Directors and such committee's powers with respect thereto may be terminated at any time by the Board of Directors. The interest of each officer and key employee in such bonuses varies according to his salary. The interest of William L. Dorn was established based upon his responsibilities as a director and officer, and on his salary. By the terms of the issuing documents, such interests were to terminate, revert to and revest in the Company on December 31, 1994 unless on such date certain conditions with respect to production or drilling operations on the properties subject to the royalties were fulfilled. Certain royalty interests awarded in 1993 (6 in number) terminated, reverted to and revested in the Company during 1994.

    The Compensation Committee believes that the graph depicting Five Year Cumulative Total Return, included under the caption "Stock Performance Graph", should be considered with the following graph. The following graph has been prepared on the same basis as the preceding graph, except that it shows stock performance over the period from July 31, 1991 to December 31, 1994. In 1991, William L. Dorn was elected Chairman of the Board. The Company believes that the Dow Jones Oil, Secondary Index is meaningful because it is an independent, objective view of the performance of other similarly sized energy companies.

               COMPARISON OF SEMI-ANNUAL CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           FOREST OIL  PEER INDEX   DJ, OIL SECONDARY   S&P 500
07/31/91          100          100                100        100
12/31/91           95           91                 90        109
06/30/92           79           92                 86        108
12/31/92          201          106                 91        117
06/30/93          363          157                107        123
12/31/93          276          151                101        129
06/30/94          268          171                105        125
12/31/94          142          143                 96        131


Date: July 10, 1995


                             COMPENSATION COMMITTEE
                          Michael B. Yanney, Chairman
                               Austin M. Beutner
                              Richard J. Callahan
                                Harold D. Hammar
                                 Jack D. Riggs

                              EXECUTIVE COMMITTEE
                           William L. Dorn, Chairman
                               Robert S. Boswell
                                  James H. Lee

                            ROYALTY BONUS COMMITTEE

                           William L. Dorn, Chairman
                               Robert S. Boswell
                                 Jack D. Riggs

PENSION PLAN

    The Company's Pension Plan is a qualified, non-contributory defined benefit plan. On May 8, 1991, the Board of Directors suspended benefit accruals under the Pension Plan effective as of May 31, 1991.

    The following table shows the estimated maximum annual benefits payable upon retirement at age 65 as a straight life annuity to participants in the Pension Plan for the indicated levels of average annual compensation and various periods of service, assuming no future changes in such plan:

                                                                           ESTIMATED MAXIMUM ANNUAL
                                                                             PENSION BENEFITS (2)
                                                                        -------------------------------
                                                                               YEARS OF SERVICE
                                                                        -------------------------------
REMUNERATION (1)                                                           10         20         30
- - ----------------------------------------------------------------------  ---------  ---------  ---------
$100,000..............................................................     36,846     48,060     53,400
 200,000..............................................................     73,692     96,120    106,800
 300,000..............................................................     79,282    103,412    114,902
 400,000..............................................................     79,282    103,412    114,902

- - ------------------------
(1) For each Named Executive Officer, the level of compensation used to determine benefits payable under the Pension Plan is such officer's base salary for 1991.

(2) Normal retirement benefits attributable to the Company's contributions are limited under certain provisions of the Code to $120,000 in 1995, as increased annually thereafter for cost of living adjustments.

    The amount of the Company's contribution, payment or accrual in respect to any specified person in the Pension Plan is not and cannot readily be separately or individually calculated by the Pension Plan actuaries. Annual benefits at normal retirement are approximately 24% of average annual earnings (excluding bonuses) for any consecutive 60-month period, which produces the highest amount, in the last 15 years prior to retirement, up to May 31, 1991, when benefit accruals ceased plus 21% of such earnings prorated over 20 years of credited service, and 1/2 of 1% of such earnings for each year of credited service in excess of 20, subject to certain adjustments for lack of plan participation. There is no Social Security offset. Such benefits are payable for life with a 10 year certain period, or the actuarial equivalent of such benefit.

    As a result of the suspension of benefit accruals under the Pension Plan and the substitution of profit sharing contributions to the Retirement Savings Plan, the following amounts are the estimated increases (decreases) in the annual combined benefit payments to the Named Executive Officers under the Pension Plan and the Retirement Savings Plan (whether combined benefits increased or decreased is a function of the combination of length of service and salary levels) as compared to what the payments would have been without the profit sharing contributions:

                                                                                          ESTIMATED
                                                                                           INCREASE
                                                                                          (DECREASE)
                                                                                          IN ANNUAL
                                                                                           PAYMENTS
                                                                                      ------------------
William L. Dorn.....................................................................     $    (33,928)
Robert S. Boswell...................................................................         (127,141)
Bulent A. Berilgen..................................................................          (35,472)
Forest D. Dorn......................................................................           21,104
David H. Keyte......................................................................          (34,661)

    Because benefit accruals under the Pension Plan were suspended effective May 31, 1991, the years of credited service for the Named Executive Officers are as follows: William L. Dorn -- 20; Robert S. Boswell -- 2; Bulent A. Berilgen -- 9; Forest D. Dorn -- 14 and David H. Keyte -- 4. The estimated annual accrued benefit payable, based on a life annuity benefit, upon normal retirement for each of such persons is: William L. Dorn -- $45,994; Robert S. Boswell -- $4,436; Bulent A. Berilgen -- $11,832; David H. Keyte -- $5,401; and Forest D. Dorn -- $18,886.


    Certain participants in the Pension Plan have been prevented by the limits of the Code from receiving the full amount of pension benefits to which they would otherwise have been entitled. Such persons have had benefits credited to them under a Supplemental Retirement Plan, which together with the benefits payable under the Pension Plan, equaled the benefit to which they would have been entitled under the Pension Plan but for such Code limits. The Supplemental Retirement Plans for each participant were unfunded, non-qualified, non-contributory benefit plans. Benefits payable vest to the same extent as the Pension Plan benefits and are unsecured general obligations of the Company.
Benefit accruals under these plans were suspended effective May 31, 1991 in conjunction with the suspension of benefit accruals under the Pension Plan.

PRINCIPAL HOLDERS OF SECURITIES

    The Company currently has one class of voting securities outstanding. On May 31, 1995, there were 28,558,448 shares of Common Stock outstanding, with each such share being entitled to one vote. On May 31, 1995 members of the Dorn and Miller families, descendants of the founders of the Company, owned 3,500,436 shares of Common Stock, constituting approximately 12.26% of the voting power of the Company.


    As of May 31, 1995, to the knowledge of the Board of Directors the only shareholders who owned beneficially more than 5% of the outstanding shares of Common Stock were:



                              NAME AND ADDRESS OF      AMOUNT AND NATURE OF   PERCENT
     TITLE OF CLASS            BENEFICIAL OWNER        BENEFICIAL OWNERSHIP   OF CLASS
- - ------------------------  ---------------------------  --------------------   --------
Common Stock (1)          The Anschutz Corporation          5,500,000(2)       16.15%
                          2400 Anaconda Tower
                          555 17th Street
                          Denver, Colorado 80202
                          R.B. Haave Associates, Inc.       3,701,650(3)       12.46%
                          270 Madison Avenue
                          New York, NY 10016
                          Smith Barney Inc.                 2,270,277(4)(5)     7.95%
                          1345 Avenue of the Americas
                          New York, NY 10115
                          Metropolitan Life                 1,855,000(6)        6.49%
                          Insurance Company
                          One Madison Avenue
                          New York, NY 10010

- - ------------------------
(1) Based on Schedules 13D and 13G and amendments thereto filed with the SEC and the Company by the reporting person through June 1, 1995 and the amount of Common Stock outstanding on May 31, 1995.

(2) On May 19, 1995, Anschutz loaned the Company $9,900,000 for a term of nine months. The loan may be converted into 5,500,000 shares of Common Stock at Anschutz's election, but the loan must be so converted at the second closing of the Anschutz Transaction described under "The Anschutz and JEDI Transactions." If the Company's shareholders approve the Transactions described under "The Anschutz and JEDI Transactions", based on the number of outstanding shares of Common Stock as of May 31, 1995, Anschutz would own approximately 39.7% of the voting power of the Company, subject to the 19.9% voting restriction contemplated by the proposed Shareholders Agreement between Anschutz and the Company. In addition, subject to the 40% ownership restriction contemplated by the proposed Shareholders Agreement with

     Anschutz, Anschutz would have the right to acquire an additional 36,894,444 shares of Common Stock through the exercise of warrants and an option and the conversion of preferred stock it would acquire in such transactions.
     See "The Anschutz and JEDI Transactions".
(3) Includes 1,150,450 shares of Common Stock that the reporting person has the right to acquire upon the conversion of 328,700 shares of the Company's
     $.75 Convertible Preferred Stock.

(4)  Smith Barney Holdings Inc. is the  sole common stockholder of Smith  Barney
     Inc.,  and  The Travelers  Inc.  is the  sole  stockholder of  Smith Barney
     Holdings Inc. Smith Barney Holdings Inc. and The Travelers Inc. disclaim beneficial ownership of these securities.

(5) Includes 1,750 and 45 shares of Common Stock that the reporting person has the right to acquire upon the conversion of 500 shares of the Company's
     $.75 Convertible Preferred Stock and the exercise of Warrants to purchase shares of Common Stock, respectively.

(6)  These shares are beneficially owned by State Street Research and Management
     Company, a subsidiary of Metropolitan Life Insurance Company, which disclaims beneficial ownership of these securities.


TRANSACTIONS WITH MANAGEMENT AND OTHERS

    RETIREMENT BENEFITS FOR EXECUTIVES AND DIRECTORS. In December 1990, in consideration of their many years of service the Company entered into retirement agreements with seven executives and directors ("Retirees") pursuant to which the Retirees will receive supplemental retirement payments in addition to the amounts to which they are entitled under the Company's retirement plan. In addition, the Retirees and their spouses are entitled to lifetime coverage under the Company's group medical and dental plans, tax and other financial services and payments by the Company in connection with certain club membership dues. The Retirees will also continue to participate in the Company's royalty bonus program until December 31, 1995. The Company has also agreed to maintain certain life insurance policies in effect at December 1990, for the benefit of each of the Retirees.

    Six of the Retirees have subsequently resigned as directors. One of the Retirees continues to serve as a director and will be paid the customary non-employee director's fee. Pursuant to the terms of the retirement agreements, the former directors and any other Retiree who ceases to be a director (or his spouse) will be paid $2,500 a month until December 2000.

    The Company's obligation to one Retiree under a revised retirement agreement is payable in Common Stock or cash, at the Company's option, in May of 1996 at approximately $190,000 per year with the balance ($149,000) payable in May 1997. The retirement agreements for the other six Retirees, one of whom received in 1991 the payments scheduled to be made in 1999 and 2000, provide for supplemental retirement payments totaling approximately $938,400 per year through 1998 and approximately $740,400 per year in 1999 and 2000.

    EXECUTIVE SEVERANCE AGREEMENTS. The Company has entered into executive severance agreements (the "Executive Severance Agreements") with certain executive officers, including the Named Executive Officers. The Executive Severance Agreements provide for severance benefits for termination without cause and for termination following a "change of control" of the Company. The Executive Severance Agreements provide that if an executive's employment is terminated either (a) by the Company for reasons other than cause or other than as a consequence of death, disability, or retirement, or (b) by the executive for reasons of diminution of responsibilities, compensation, or benefits or, in the case of change of control, a significant change in the executive's principal place of employment, the executive will receive certain payments and benefits. In March 1995, the Compensation Committee renewed the Executive Severance Agreements and extended their term to December 1997. In addition, the definition of "change of control" was modified.

    In the case of termination of an executive's employment which does not occur within two years of a change of control, these severance benefits include (a) payment of the executive's base salary for a term of months equal to the whole number of times that the executive's base salary can be divided by $10,000, limited to 30 months (such amounts payable will be reduced by 50% if the executive obtains new employment during the term of payment) and (b) continued coverage of the executive and any of his or her dependents under the Company's medical and dental benefit plans throughout the payment term without any cost to the executive.

    If an executive's employment by the Company is terminated under the circumstances described above within two years after the date upon which a change of control occurs, the Company would be obligated to take the following actions after the last day of the executive's employment:

    (a) the Company will pay to the executive an amount equal to 2.5 times the executive's base salary;

    (b) the Company will permit the executive and those of his dependents who are covered under the Company's medical and dental benefit plans to be covered by such plans without any cost to the executive for a two-year period of time;

    (c) the Company will cause any and all outstanding options to purchase stock of the Company held by the executive to become immediately exercisable in full and cause the executive's accrued benefits under any non-qualified deferred compensation plans to become immediately non-forfeitable; and

    (d) if any payment or distribution to the executive, whether or not pursuant to such agreement, is subject to the federal excise tax on "excess parachute payments", the Company will be obligated to pay to the executive such additional amount as may be necessary so that the executive realizes, after the payment of any income or excise tax on such additional amount, an amount sufficient to pay all such excise taxes.


    The Executive Severance Agreements also provide that the Company will pay legal fees and expenses incurred by an executive to enforce rights or benefits under such agreements. Under the Executive Severance Agreements, a "change of control" of the Company would be deemed to occur if, as modified in March, 1995,
(i) the Company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) the Company is dissolved and liquidated; (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of more than 40% of the outstanding shares of the Company's voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board of Directors.



    The executive officers who have entered into Executive Severance Agreements will be required, as a condition to the closings of the transactions contemplated by the Purchase Agreement, to waive the obligations of the Company pursuant to such agreements with respect to a "change of control." See "The Anschutz and JEDI Transactions."



    OTHER TRANSACTIONS. For a description of other transactions with management and others see "Compensation Committee Interlocks and Insider Participation."


    TRANSACTIONS WITH THE BLACKSTONE GROUP. In 1994, the Company engaged The Blackstone Group to perform certain investment banking services. The Blackstone Group advised the Company in 1994 with respect to certain potential business transactions, none of which was consummated. It is anticipated that The Blackstone Group also will be used by the Company in 1995 to analyze certain potential business transactions. Austin M. Beutner, a director of the Company, was, until March 1994, a General Partner of The Blackstone Group, which is also providing investment banking services in 1995.

    TRANSACTIONS WITH FORMER EXECUTIVE OFFICERS. John F. Dorn resigned as an executive officer and director of the Company in 1993. John F. Dorn is the brother of Dale F. Dorn, a director of the Company. Kenneth W. Smith resigned as an executive officer in March 1994. The Company had previously entered into severance agreements with the former executive officers and the Company's other executive officers as described above under "Executive Severance Agreements." In lieu of the severance payments due under their severance agreements, the Company agreed to pay John F. Dorn and Kenneth W. Smith for 30 months and 24 months, respectively, their salaries at the time of the termination of their employment. In addition, the Company has agreed with the former executive officers with respect to the following matters: (a) their stock options are fully vested and are not subject to early termination; (b) they received payments from the Company equivalent to amounts they would have received as deferred payments under the Incentive Plan with respect to 1992 and 1993; (c) John F. Dorn received full vesting with respect to split dollar life insurance at the Company's expense; (d) they continued to participate in the Company's Executive Overriding Royalty Bonus Plan until April 1, 1994; (e) they were given their Company automobiles and office furnishings and the Company paid for the cost of relocating their offices; (f) the Company will provide John F. Dorn with certain accounting, financial and estate planning services for a limited period of time; and (g) until March 31, 1996, if John F. Dorn decides to relocate from Colorado, the Company will pay his moving expenses and purchase his home, in accordance with the Company's employee relocation policy.


    In March 1994, the Company sold certain non-strategic oil and gas properties for $4,400,000 to an entity controlled by John F. Dorn and Kenneth W. Smith. The properties included in this transaction contained interests in approximately 70 wells. All of the properties were non-operated working interests or overriding royalty interests. The Company established the sales price based upon an opinion from an independent third party. The purchaser financed 100% of the purchase price with a loan. The loan bears interest at the rate of prime plus 1% and is secured by a mortgage on the properties and John F. Dorn's and Kenneth W. Smith's personal guarantees. The Company participated as a lender in the loan in the amount of approximately $800,000. In addition, the Company agreed to subordinate to the other lender its right of payment of principal on default. John F. Dorn and Kenneth W. Smith have separately agreed with the Company that their stock options will be canceled to the extent that the Company's participation in the loan is not repaid in full. The number of stock options canceled will be based upon a Black-Scholes valuation. Collectively, they have options to purchase 275,000 shares of the Company's Common Stock at $3.00 per share and 275,000 shares at $5.00 per share. In 1994, the Company paid approximately $234,500 to the entity that purchased the properties to settle title disputes.

SECTION 16 REPORTING


    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Security Dealers, Inc. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.


    Based solely on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1994 to March 31, 1995, its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements, except that Dale F. Dorn, John C. Dorn and Michael B. Yanney each failed to file a monthly report of one transaction, but such transactions were reported in their year-end reports on Form 5, which were timely filed.

                       THE ANSCHUTZ AND JEDI TRANSACTIONS

    At the Annual Meeting, the Company's shareholders will be asked to approve the Anschutz and JEDI Transactions. Several important factors should be considered by the shareholders with respect to the Transactions:


SUMMARY OF TRANSACTIONS:



    - Pursuant to the Transactions, the Company will issue to Anschutz an aggregate of 18,800,000 shares of Common Stock and 620,000 shares of New Convertible Preferred Stock that are convertible into an aggregate of 6,200,000 additional shares of Common Stock. In addition, Anschutz will acquire an option from JEDI and warrants from the Company to acquire an aggregate of up to 30,694,444 shares of Common Stock. See "The Transactions" and "Description of Securities to be Issued" below.



      Therefore, based on the number of shares outstanding on May 31, 1995, pursuant to the Transactions Anschutz will acquire approximately 40% of the Common Stock and will have the ability, subject to a 40% ownership limitation, to acquire up to approximately 66% of the Common Stock. Comparatively, based on such share ownership by Anschutz, the percentage ownership of the Company's current shareholders will be reduced to approximately 60% initially, with the potential to be further reduced to approximately 34%. The 40% ownership limitation terminates in five years and is not applicable to acquisitions of shares approved by the Board of Directors, including a majority of independent directors, acquisitions following certain business combinations or tender offers, or acquisitions made after a third party acquires a greater number of shares than that held by Anschutz and its affiliates, or subject to acquisition by them. See "Shareholders Agreement" below.



    - Of the 18,800,000 shares of Common Stock to be acquired pursuant to the Transactions, Anschutz will acquire 5,500,000 shares of Common Stock pursuant to the automatic conversion at the second closing of the Anschutz Transaction of a $9,900,000 promissory note issued by the Company, or an effective price of $1.80 per share. In addition, Anschutz will invest an additional $35,100,000 in cash at the second closing and will acquire the remaining 13,300,000 shares of Common Stock (at a price of $1.80 per share), 620,000 shares of New Convertible Preferred Stock (at a price of $18.00 per share), and an option from JEDI and warrants from the Company to acquire up to 30,694,444 additional shares of Common Stock. The last reported sales price of the Common Stock on the Nasdaq National Market was $1 1/2 on April 17, 1995, the last trading day prior to the public announcement of the signing by the Company of letters of intent with respect to the Transactions, and was $2.00 on July 6, 1995. In between such dates such price ranged from a high of $2 5/16 to a low of $1 1/2. See "The Transactions" and "Description of Securities to be Issued" below.



    - Pursuant to the Transactions, Anschutz will acquire approximately 40% of the then outstanding Common Stock. Subject to the 40% ownership limitation, and in any event after five years, Anschutz could acquire an additional 6,200,000 shares of Common Stock by converting the New
      Convertible Preferred Stock. In addition, on the date of the second closing of the Anschutz Transaction, subject to the 40% limitation, Anschutz will have the right to acquire an additional 30,694,444 shares of Common Stock (19,444,444 shares by the exercise of warrants at a price of $2.10 per share and 11,250,000 shares by exercise of an option from JEDI at an initial exercise price of $2.00 per share) for an aggregate cash consideration of $63,333,332 to the Company. Therefore, subject to the 40% ownership limitation, based on the number of shares outstanding on May 31, 1995, Anschutz could acquire up to an aggregate of approximately 66% of Common Stock for an aggregate cash consideration of $108,333,332 to the Company. See "The Transactions" and "Description of Securities to be Issued" below.

ADVANTAGES AND DISADVANTAGES OF THE TRANSACTIONS:



    - The Anschutz and JEDI Transactions have several advantages to the Company and its shareholders, including providing the Company with additional equity capital, short-term liquidity, reduced leverage, lower interest expense and a strategic alliance with Anschutz, an experienced oil and gas investor. See "Background" below.



    - Anschutz will be required to vote all equity securities of the Company owned by Anschutz having voting power in excess of an amount equal to 19.99% of the aggregate voting power of the equity securities of the
      Company then outstanding in the same proportion as all other equity securities of the Company voted with respect to the matter (other than equity securities owned by Anschutz) are voted. Such limitations are not applicable in all situations. For example, Anschutz is allowed to vote its shares with respect to all matters with respect to which Anschutz may have liability under Section 16(b) of the Exchange Act. Such right could give Anschutz a veto power over certain transactions between the Company and third parties such as a merger which requires the approval of the holders of two-thirds of the outstanding Common Stock. See "Shareholders Agreement" below.



    - It is unlikely that control of the Company could be transferred to a third party without Anschutz's consent and agreement. It is also unlikely that a third party would offer to pay a premium to acquire the Company without the prior agreement of Anschutz, even if the Board of Directors should choose to attempt to sell the Company in the future. It will also be unlikely that the Company will be able to enter into a transaction accounted for as a pooling of interests in the next two years. Finally, the 40% ownership limitation on Anschutz's ownership terminates after five years and earlier under certain circumstances. Under these circumstances, based on the number of shares outstanding on May 31, 1995, Anschutz would have the ability on and after the second closing of the Anschutz Transaction to acquire up to approximately 66% of the Common Stock by converting its New Convertible Preferred Stock and exercising during their respective terms its option and warrants for additional proceeds to the Company of $63,333,332. Therefore, upon termination of the 40% limitation, Anschutz may have effective control over the Company. See "Shareholders Agreement" below.



    - If the Transactions are not approved by the shareholders, the Company will be required to bear its expenses in connection with the Transactions, including the fees payable to its financial advisor, which are estimated to be approximately $2,750,000 in the aggregate. In addition, the Company is obligated under certain circumstances to pay up to $500,000 to Anschutz to reimburse it if the Anschutz Transaction is not consummated. If the Anschutz Transaction is not consummated on or before May 17, 1996, and (a) a third party (other than Anschutz) acquires 40% of the outstanding Common Stock, (b) the Board of Directors withdraws its recommendation with respect to the Anschutz Transaction or recommends an alternative transaction, or (c) the Company enters into an agreement with respect to an alternative transaction, the Company would be obligated to pay a Subsequent Event Fee of a minimum of $1,000,000 up to a maximum of $2,500,000. See "The Transaction" below.



    - If the Anschutz and JEDI Transactions are not consummated, the Company will be faced with several problems for which it will need to seek immediate solutions, including a loss of liquidity and the ability to repay its current indebtedness, which includes a $9,900,000 promissory note issued to Anschutz. One of the solutions considered by the Company has been the sale of certain non-strategic assets, primarily the Company's investment in certain Canadian assets. The Company has estimated that if it were required to sell such assets in a short time period, such sales could result in a discount of approximately $3-5 million from the book value of such assets of approximately $13 million. Factors considered in determining such estimate include the Company's estimate of the underlying reserves attributable to such assets and the discounted present value of cash flows from the Company's investment. See "Background."

BACKGROUND


    Management of the Company began investigating various alternatives beginning in the fall of 1994 when it became apparent that the market price of natural gas was declining significantly which would have the effect of impeding activities relating to execution of its business plan and potentially cause liquidity constraints if prices remained low for prolonged periods of time. Forest's oil and gas reserves are 85 percent natural gas and located principally in the Gulf of Mexico. The Company's reserves are characteristically high volume and consequently relatively short-lived making the Company somewhat more vulnerable to volatility in natural gas prices than many of its competitors.



    Management initially began discussions with potential joint venture or "strategic alliance" corporate partners that might have been interested in exchanging either oil reserves or long-lived natural gas reserves for participation in the Company's Gulf of Mexico exploitation and exploration activities. Discussions were held with several companies and negotiations pursued with two particular companies into early 1995. These discussions did not lead to any specific transaction proposal.



    Management also pursued certain potential merger transactions beginning in the fall of 1994. The characteristics sought were opportunities with companies whose market trading values were not significantly higher than the Company's, whose assets were complementary to Forest's and whose balance sheets were less leveraged than the Company's balance sheet. Several target companies were identified. In November, 1994 the Company engaged Batchelder & Partners, Inc. ("Batchelder"), an investment banking firm, to help it examine various potential merger opportunities. Although discussions have been held with several companies, no proposal has gone beyond the discussion stage.



    During the course of pursuing these alternatives, management also had discussion with several companies about a potential sale of the Company. None of these opportunities were attractive to the Company. In each situation the potential acquirers had high market valuations for the common stock of their companies and were looking to use their highly valued common stocks to acquire "under-valued" stocks without paying a control premium.



    While examining these various alternatives, management held discussions with representatives of JEDI about the potential to convert some of the indebtedness it holds with the Company into equity in the context of a larger transaction. Various opportunities were examined and negotiations held in the context of specific transactions. In the course of these discussions, Batchelder introduced Anschutz as a potential equity investor in the Company in the context of a debt restructuring with JEDI. Negotiations were conducted with both Anschutz and JEDI to determine whether a satisfactory transaction could be accomplished. The Company was first approached concerning a possible investment by Anschutz in February 1995 by Batchelder, which has on different occasions represented both the Company and Anschutz in certain matters. At the time the Company was approached by Anschutz it was faced with short term liquidity needs. During 1994 and the first quarter of 1995, the Company's operating cash flows and working capital were adversely affected by a severe industry-wide decline in the price of natural gas. These factors made it unlikely that the Company would be able to raise equity capital in the public markets. The Company had nearly exhausted its bank line of credit and had also considered the liquidation of certain non-strategic assets to meet its liquidity needs.


    In response to this set of circumstances, the Company's Board of Directors formed a subcommittee consisting of Messrs. Anderson, Callahan, Beutner, Yanney, Lee, William L. Dorn and Boswell to consider the alternatives available to the Company. In addition, the Board of Directors requested that the Company engage a financial advisor to assist the Board of Directors in evaluating, from a financial point of view, certain alternatives being considered by the Company. Dillon, Read & Co. Inc. ("Dillon Read") was engaged to serve as a financial advisor to the Company and its Board of Directors and to render general financial advisory services to the Company. Dillon Read was asked by the Board of Directors to generally comment on the Company's financial condition, prospects and strategic alternatives available to the Company.

    The Board of Directors considered the alternatives that management had pursued to address the Company's needs and assessed them from a number of perspectives, including likelihood of completion. The Board of Directors determined that the Anschutz investment represented a more practical and expeditious solution to the Company's liquidity needs than attempting to raise equity capital through private sources, in the public equity markets or by other alternatives considered. Dillon Read also confirmed, in its opinion, that the public equity markets were not a viable alternative for the Company as a means of raising capital. In addition, the Board of Directors believed that pursuing an Anschutz investment would give the Company an opportunity to pursue its long-term growth strategy. The Board of Directors instructed management and Dillon Read to focus its attention on the Anschutz investment in order to determine whether a satisfactory transaction could be achieved from the Company's perspective.



    The Board of Directors requested that Dillon Read advise the Board of Directors on the reasonableness, from a financial point of view, of certain aspects of the proposed Anschutz and JEDI transactions. One of the legal issues facing the Company was whether the ownership position to be obtained by Anschutz, in light of the constraints imposed by the Shareholders Agreement, could be deemed to constitute a "change of control". With the legal uncertainty surrounding the question of whether a "change of control" had occurred, Dillon Read informed the Company that it would not be in a position to render its own conclusion as to whether the Transactions were fair to the Company and its shareholders from a financial point of view. Dillon Read informed the Company that (i) because the Company had not reached a determination as to whether a "change of control" would occur from a legal point of view, and (ii) due to the fact that the Board had asked Dillon Read to focus on the Anschutz investment as opposed to seeking alternatives to the Transactions, Dillon Read could not reach a conclusion as to whether a sufficient premium had been paid if it were eventually determined that a "change of control" had occurred. Therefore, Dillon Read advised the Board that the only opinion it could provide would be that, under the circumstances as summarized in the opinion, it was reasonable for the Board to conclude that the consideration to be received by the Company in the Transactions is fair from a financial point of view. The Company believes that if the Transactions would be deemed to be a "change of control", except as otherwise disclosed in this Proxy Statement, there would be no material adverse effects to the shareholders resulting from the Transactions.



    The Company, Anschutz and representatives of JEDI conducted extensive negotiations prior to reaching agreement with respect to the terms of the Transactions. The Company believed that additional equity capital should be obtained at or above the then current market price of the Company's Common Stock. Anschutz agreed to invest equity capital if the JEDI loan was restructured, with the Company substantially reducing its interest cost and converting a substantial portion of the loan to equity on which Anschutz would have an option. The Company and JEDI discussed several alternatives for restructuring the JEDI loan in combination with the Anschutz investment, including exchanging equity for part of the loan. In order to agree to the interest rate reduction and the grant of an option on equity received in the loan restructuring, JEDI required, among other things, that any equity proceeds received by the Company pursuant to the Transactions, other than the amounts paid upon the initial investment, be used to reduce the principal amount of the JEDI loan.



    The   Board  of  Directors  relied  in  part   on  Dillon  Read  as  to  the
reasonableness, from a financial point of view, of certain aspects of the Transactions to the Company, such as the price to be paid by Anschutz and the terms of the Warrants. The Board of Directors also relied on the recommendations of management with respect to the terms of Transactions. The Company's primary consideration in structuring the ownership and voting restrictions to be included in the Shareholders Agreement was to limit Anschutz's ownership position and control of the Company. The terms of the Anschutz and JEDI Transactions were considered and approved by the Board of Directors at four meetings, one prior to the execution of the letters of intent and three prior to execution of the definitive agreements. The Company signed letters of intent with both Anschutz and JEDI on April 17, 1995. The JEDI letter of intent was amended on April 27, 1995. Batchelder acted as an intermediary between the parties and the Company agreed to compensate Batchelder in the amount of approximately $1 million if the Transactions are consummated and pay all of its expenses.


THE TRANSACTIONS


    On May 17, 1995, the Company entered into definitive agreements with Anschutz and with JEDI, a Delaware limited partnership, whose general partner is Enron Capital Corp., an affiliate of Enron Corp., with respect to the transactions summarized below. The Purchase Agreement between the Company and Anschutz dated May 17, 1995 (the "Anschutz Agreement") and the Restructure Agreement between the Company and JEDI dated May 17, 1995 (the "JEDI Agreement") are included as exhibits to the Company's Form 8-K which was filed with the Commission on May 26, 1995. The Company has agreed to provide copies of the Form 8-K without charge upon request. See "General and Other Matters -- Available Information".



    Pursuant to the Anschutz Agreement, for a total consideration of $45,000,000 Anschutz will purchase an aggregate of 18,800,000 shares of Common Stock and 620,000 shares of Second Series Preferred Stock ("New Convertible Preferred Stock") that are convertible into an aggregate of 6,200,000 additional shares of Common Stock. The New Convertible Preferred Stock will have a liquidation preference and will receive dividends ratably with the Common Stock. The Anschutz investment will be made in two closings. In the first closing, which occurred on May 19, 1995, Anschutz loaned the Company $9,900,000 for a term of nine months. The loan bears interest at 8% per annum for 16 weeks and at 12.5% per annum thereafter. The loan is nonrecourse to the Company and secured by oil and gas properties owned by the Company, the preferred stock of Archean Energy Ltd. (a private Canadian exploration and production company) owned by the Company, and $2,000,000 of cash. The loan may be accelerated by Anschutz in certain events, including default on other indebtedness in the aggregate amount of $500,000, judgments against the Company (not adequately covered by insurance) in excess of $1,000,000, and a "change of control" within the meaning of the Company's Indenture (the "Note Indenture") with respect to its 11 1/4% Senior Subordinated Notes due 2003 (the "11 1/4% Notes"). The loan may be converted into 5,500,000 shares of Common Stock at Anschutz's election, but the loan must be so converted, if not previously repaid, at the second closing. At the second closing, expected to occur following receipt of approval by the Company's shareholders of the transactions contemplated by the Anschutz Agreement and the JEDI Agreement, Anschutz will separately purchase from the Company, for an additional payment of $35,100,000, 13,300,000 shares of Common Stock and the New Convertible Preferred Stock and Anschutz will acquire warrants to purchase 19,444,444 shares of Common Stock with an exercise price of $2.10 per share (the "$2.10 Warrants") and will acquire from JEDI an option to acquire up to an additional 11,250,000 shares of Common Stock, subject to certain restrictions. The $2.10 Warrants are exercisable during the first 18 months after the second closing, subject to extension in certain circumstances to 36 months after the second closing. See "Descriptions of Securities to be Issued" below.



    At the second closing Anschutz will agree pursuant to a Shareholders Agreement with the Company (the "Shareholders Agreement") to certain voting, acquisition, transfer and certain other limitations relating to all its shares of Common Stock for five years after the second closing, including (a) a limit on voting, subject to certain exceptions, that would require Anschutz to vote all equity securities of the Company owned by Anschutz having voting power in excess of an amount equal to 19.99% of the aggregate voting power of the equity securities of the Company then outstanding in the same proportion as all other equity securities of the Company voted with respect to the matter (other than equity securities owned by Anschutz) are voted, (b) a limit to three the number of persons associated with Anschutz that may at any time be elected as directors of the Company and limit the total number of directors to 10 and (c) a limit on the acquisition of additional shares of Common Stock by Anschutz (whether pursuant to the conversion of the New Convertible Preferred Stock, the exercise of the warrants or the option received from JEDI, each as described below, or otherwise), subject to certain exceptions, that would prohibit any acquisition by Anschutz that would result in

Anschutz beneficially owning 40% or more of the shares of Common Stock then issued and outstanding. While the foregoing limitations are in effect, Anschutz will have a minority representation on the Board of Directors. See "Shareholders Agreement" below.

    At the first closing the Company and Anschutz also entered into a Registration Rights Agreement (the "Anschutz Registration Rights Agreement") pursuant to which the Company has agreed to register pursuant to the Securities Act of 1933, as amended (the "Securities Act"), any Common Stock acquired by Anschutz in connection with the Anschutz Agreement. Anschutz has the right to demand such registration on four separate occasions and will have certain "piggy-back" registration rights with respect to Company registrations. The Company will bear the cost of any registration pursuant to the Anschutz Registration Rights Agreement. At the second closing the Company will also enter into a registration rights agreement with JEDI on terms substantially similar to the Anschutz Registration Rights Agreement, including two demand registration rights.


    The JEDI Agreement contemplates that, at the second closing referred to above, Forest and JEDI will restructure JEDI's existing loan which had a principal balance of approximately $62,100,000 at May 15, 1995. As a part of the restructuring, the existing JEDI loan balance will be divided into two tranches. Tranche A will be in the original principal amount of $40,000,000, will bear interest at the rate of 12.5% per annum and will be due and payable in full on December 31, 2000. Tranche B will be in the original principal amount of approximately $22,100,000, will not bear interest and will be due and payable in full on December 31, 2002. In addition to the interest rate reduction on the Tranche B loan amount, JEDI will relinquish the net profits interest that it holds in certain Forest properties and will receive $2.00 Warrants described below. The amendment to the Loan Agreement relating to the JEDI Loan (the "JEDI Loan Agreement") also revises and updates the schedule of operations to be conducted on the properties securing the loan, subjects the Company to certain approval and information delivery covenants with respect to proposed capital operations on the JEDI properties and amends the loan amortization and property cash flow covenants contained in the JEDI Loan Agreement to provide for target cash flow and loan balance amounts that the Company believes are achievable. As noted above, the restructuring of the JEDI loan is a condition to the Anschutz Transaction. In addition, the restructuring of the JEDI loan is conditioned upon the consummation of the Anschutz Transaction. As a result of the loan restructuring and the issuance of the warrants described below, the Company anticipates a reduction of the recorded amount of the related liability to approximately $45,000,000 and a reduction of interest expense of approximately $2,000,000 per annum. See "Pro Forma Capitalization" below. Subject to certain conditions, the Company may satisfy the JEDI loan by conveying to JEDI the properties securing the loan during a 30-day period beginning 18 months after the second closing or, if the $2.10 Warrants have been extended, during a 30-day period beginning 36 months after the second closing. The conditions include the expiration or full exercise of the $2.10 Warrants, the absence of a default under the JEDI loan agreement, the accuracy of certain representations and warranties under the JEDI loan agreement and the absence of material liens or litigation affecting the JEDI properties. Any such conveyance during the first 36 months after the second closing must be approved by Anschutz, if the option from JEDI has not then been exercised or terminated. The Company believes that the option to convey the properties to JEDI affords the Company greater flexibility in managing its capital structure. Although the Company has no current plans regarding the possible exercise of such option, the Company would likely do so if at the time the option became exercisable the outstanding balance of the JEDI loan was significantly greater than the value of the properties securing the JEDI loan. Prior to the exercise or termination of the JEDI option, JEDI has agreed that it will not assign all or any portion of the JEDI loan or the $2.00 Warrants to an unaffiliated person without the approval of the Company. The Company has agreed to not give such approval without the consent of Anschutz.


    The JEDI Agreement also contemplates that, at the second closing, JEDI will receive warrants to purchase 11,250,000 shares of the Common Stock with an exercise price of $2.00 per share (the "$2.00 Warrants"). For up to the first 36 months after the second closing, the $2.00 Warrants may be exercised only on the dates and in the respective numbers of shares required to be delivered by JEDI to Anschutz pursuant to the exercise of the option granted by JEDI to Anschutz, as described below. The

Anschutz Agreement also provides that, at the second closing, JEDI will grant to Anschutz an option on the 11,250,000 shares of Common Stock issuable upon the exercise of the $2.00 Warrants during the first 36 months after the second closing. The Company has agreed to use the proceeds from the exercise of the $2.00 Warrants and the $2.10 Warrants to repay principal and interest on the JEDI loan.

    The Anschutz Agreement and the JEDI Agreement require the Company to pay Anschutz and JEDI certain fees and expenses in connection with the transactions contemplated thereby in certain circumstances. The Anschutz Agreement also requires the Company to pay to Anschutz a fee of a minimum of $1,000,000 up to a maximum of $2,500,000 upon the occurrence of certain events prior to the second closing (or, if the second closing does not occur, by May 17, 1996), such as a merger, consolidation or other business combination between the Company and a person other than Anschutz. The Company is also obligated in certain circumstances to pay up to $500,000 of expenses incurred by Anschutz if the second closing does not occur. In the Anschutz Agreement, the Company has agreed not to solicit proposals for transactions that would require the Company to pay such fee and to keep Anschutz generally informed regarding the receipt and disposition by the Company of proposals regarding such transactions made by other persons.

    The Anschutz Agreement contains representations and warranties regarding corporate existence and power, authorization, approvals and consents, binding effect, financial information, financial condition, absence of defaults under outstanding debt instruments, absence of certain changes or events, taxes, litigation, compliance with laws, licenses, employee matters, labor disputes, subsidiaries, property, oil and gas interests, equipment, leases, proprietary rights, insurance, debt, capitalization, environmental matters, books and records, material contracts, documents filed with the Securities and Exchange Commission, required votes of shareholders, Section 912 of the New York Business Corporation Law, absence of merger agreements, and fees for brokers and finders.

    The Anschutz Agreement also contains covenants by the Company, including, a covenant not to solicit transaction proposals from other parties, additional affirmative covenants requiring the maintenance of records, maintenance of properties, conduct of business, maintenance of insurance, compliance with laws, payment of taxes, reporting of specified information to Anschutz, reservation of shares of Common Stock to be issued pursuant to the Anschutz Agreement, qualification of such shares for inclusion in the Nasdaq National Market, maintenance of existence, compliance with laws, coordination of publicity regarding the transactions, maintenance of confidentiality of information and further assurances, and negative covenants with respect to amendment of charter documents, issuance of securities, creation of liens and encumbrances, incurrence of debt, restricted payments, investments, merger agreements or agreements with respect to other business combinations, leases, dispositions of assets, transactions with affiliates, accounting changes, dispositions of capital stock of a subsidiary, compensation of executive officers, modifying or withdrawing the Board of Directors recommendations that holders of shares of Common Stock approve the transactions, union contracts, settling or compromising tax liabilities, settling litigation, delisting securities of the Company from the Nasdaq National Market, amending any of the transaction documents without the prior approval of Anschutz and imposing limitations on the rights of Anschutz as a shareholder.


    The Anschutz Agreement also contains a covenant by the Company that it will amend the Rights Agreement dated as of October 14, 1993 between the Company and Mellon Securities Trust Company, as Rights Agent, (the "Rights Agreement") with respect to the transactions contemplated by the Anschutz Agreement and the JEDI Agreement. The amendment of the Rights Agreement will exempt from the provisions of the Rights Agreement shares of Common Stock acquired by Anschutz and JEDI pursuant to the Anschutz Agreement (including shares later acquired pursuant to the conversion of the New Convertible Preferred Stock or the exercise of the $2.10 Warrants or the option received from JEDI) and JEDI Agreement, respectively. The amendment to Rights Agreement will not exempt other shares of Common Stock acquired by Anschutz or JEDI from the provisions of the Rights Agreement. In the Anschutz Agreement, the Company has agreed to waive the provisions of the Rights Agreement with respect to Anschutz if, and to the same extent, it waives such provisions with respect to any other person.

    The consent of a majority of the holders of the 11 1/4% Notes has been obtained to the waiver of the "change of control" covenant in the Note Indenture with respect to the transactions contemplated by the Anschutz Agreement and the JEDI Agreement and any future acquisition of equity securities of the Company by Anschutz (whether pursuant to the Anschutz Agreement or otherwise). The purchase by Anschutz of Common Stock at the second closing and the other transactions contemplated by the Anschutz Agreement are also subject to, among other things, the prior approval of the Company's shareholders and waiver of the provisions of the Company's Rights Agreement and the closing of the transactions contemplated by the JEDI Agreement.



    The Company has received the opinion, from a financial point of view, of Dillon Read with respect to the Transactions. A copy of the Dillon Read opinion is included in this Proxy Statement as Annex A. See "Financial Advisor" below. The Board of Directors believes that the transactions contemplated by the Anschutz Agreement and the JEDI Agreement will improve the Company's liquidity and will position the Company to execute on its business plan. Management and the Board of Directors believe that the Transactions are in the best interests of the Company and its shareholders.


    A majority of the votes represented at the Annual Meeting by shares of Common Stock entitled to vote is required for approval of the transactions contemplated by the Anschutz and JEDI Agreements as described in this Proxy Statement.

    THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  FOR  THE  APPROVAL  OF   THE
TRANSACTIONS CONTEMPLATED BY THE ANSCHUTZ AND JEDI AGREEMENTS AS DESCRIBED IN THIS PROXY STATEMENT.

    The persons named in the enclosed proxy, who have been so designated by the Board of Directors, intend to vote for the proposal described above unless otherwise instructed in the proxy. The Company believes that the members of the Board of Directors and the senior management of the Company intend to vote or direct the vote of all shares of Common Stock of which they have beneficial ownership in favor of this proposal.

DESCRIPTION OF SECURITIES TO BE ISSUED

    Subject to the approval of the shareholders of the Company, at the second closing Anschutz will acquire 5,500,000 shares of Common Stock pursuant to the conversion of the Company's $9,900,000 loan from Anschutz (unless previously repaid), 13,300,000 shares of Common Stock, 620,000 shares of New Convertible Preferred Stock, the $2.10 Warrants to purchase 19,444,444 shares of Common Stock and an option from JEDI to acquire 11,250,000 shares of Common Stock acquired by JEDI pursuant to the exercise of the $2.00 Warrants to be granted to JEDI pursuant to the JEDI Agreement.

    The New Convertible Preferred Stock will be issued in a series designated as "Second Series Convertible Preferred Stock". Each share of New Convertible Preferred Stock (1) will have the right to receive dividends on the dates and in the form that dividends shall be payable on the Common Stock, in each case in an amount equal to the amount of such dividend payable on the number of shares of Common Stock into which such share of New Convertible Preferred Stock shall be convertible immediately preceding the record date for the determination of the shareholders entitled to receive such dividend, (2) will have no right to vote,
(3) will have the right, upon any liquidation, dissolution or winding up of the Company, before any distribution is made on any shares of Common Stock, to be paid the amount of $18.00 and, after there shall have been paid to each share of Common Stock the amount of $1.80, will have the right to receive distributions on the dates and in the form that distributions shall be payable on the Common Stock, in each case in an amount equal to the amount of such distributions payable on the number of shares of Common Stock into which such share of New Convertible Preferred Stock is convertible (assuming for such purpose that such conversion were possible) immediately preceding the record date for the determination of the shareholders entitled to receive such distribution and (4) will be convertible into 10 shares of Common Stock, which conversion may be made from time to time on or before the date that is the fifth anniversary of the second closing, but which in any event shall be made on such fifth anniversary. The rights of the holders of the

New Convertible Preferred Stock to receive dividends are junior and subordinate to the rights of the holders of the Company's $.75 Convertible Preferred Stock to the same extent that the rights of the holders of the Common Stock are subordinate in right to receive dividends to the rights of the holders of $.75 Convertible Preferred Stock to receive dividends, and the rights of the holders of the New Convertible Preferred Stock will rank pari passu with the Company's $.75 Convertible Preferred Stock as to liquidation preference.

    The $2.10 Warrants will be issued to Anschutz. The $2.10 Warrants will expire 18 months after the second closing (or, if the Shareholders Agreement would limit such exercise or the Company shall have previously sold in excess of $60,000,000 of equity securities in a transaction in which Anschutz has agreed not to sell shares for a period of nine months, 36 months after the second closing).

    The $2.00 Warrants will be issued to JEDI and will expire on the earlier of December 31, 2002 or 36 months following exercise of the Company's option to convey properties in satisfaction of the JEDI loan (the "Conveyance Option"). At the second closing JEDI will grant a 36 month option to Anschutz to purchase from JEDI up to 11,250,000 shares at a purchase price per share of $2.00 plus an amount equal to the lesser of (a) 18% per annum from the second closing date to the date of exercise of the option, or (b) $3.10. JEDI will satisfy its obligations under the option to Anschutz by exercising the $2.00 Warrants. Provided the Conveyance Option has not been exercised, the Company may terminate the $2.00 Warrants at any time beginning 36 months after the second closing if the average closing price of the common stock for the 90 days and 15 days preceding the termination is in excess of $2.50 per share.

PRO FORMA CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of March 31, 1995 and the pro forma capitalization adjusted to give effect, at the First Closing, to a $9,900,000 nonrecourse loan to the Company by Anschutz and to give effect, at the Second Closing, to (i) conversion of the Anschutz loan of $9,900,000 into 5,500,000 shares of Common Stock, (ii) the issuance of 13,300,000 shares of Common Stock, 620,000 shares of New Convertible Preferred Stock and the $2.10 Warrants to purchase 19,444,444 shares of Common Stock to Anschutz for a total consideration of $35,100,000, (iii) the restructuring of JEDI's loan and the issuance of the $2.00 Warrants to purchase 11,250,000 shares of Common Stock in connection therewith and (iv) related costs associated with the foregoing transactions.


                                                                       MARCH 31,      PRO FORMA      PRO FORMA
                                                                          1995      FIRST CLOSING  SECOND CLOSING
                                                                      ------------  -------------  --------------
                                                                                    (IN THOUSANDS)
Debt, including current portion:
  Short-term convertible note payable to Anschutz...................  $    --              9,900(1)       --     (2)
  Bank debt.........................................................        45,000        37,100(1)       --     (3)
  Nonrecourse secured loan..........................................        57,641        57,641          45,226(4)
  Production payment obligation.....................................        17,904        17,904          17,904
  11 1/4% subordinated notes........................................        99,328        99,328          99,328
                                                                      ------------  -------------  --------------
    Total debt, including current portion...........................       219,873       221,873         162,458
Retirement benefits payable to executives and directors, including
 current portion....................................................         4,034         4,034           4,034
Other liabilities...................................................        16,008        16,008          16,008
Deferred revenue....................................................        29,289        29,289          29,289

Shareholders' equity:
  New Convertible Preferred Stock, 620,000 shares outstanding on a
   pro forma basis after the Second Closing.........................       --            --                8,518(3)
  $.75 Convertible Preferred Stock, 2,880,973 shares issued and
   outstanding......................................................        15,845        15,845          15,845
  Common Stock, par value $.10 per share, 28,295,311 shares issued and outstanding at March 31, 1995 and after the First Closing and
   47,095,311 shares outstanding on a pro forma basis after the
   Second Closing (6)...............................................         2,829         2,829           4,709(2)(3)
  Capital surplus...................................................       188,593       188,593         232,060(2)(3)(5)
  Accumulated deficit...............................................      (202,643)     (202,643)       (202,975)(2)(3)(4)(5)
  Foreign currency translation......................................        (1,312)       (1,312)         (1,312)
  Treasury stock, at cost, 44,664 shares............................          (770)         (770)           (770)
                                                                      ------------  -------------  --------------
    Total shareholders' equity......................................         2,542         2,542          56,075
                                                                      ------------  -------------  --------------
      Total capitalization..........................................  $    271,746       273,746         267,864
                                                                      ------------  -------------  --------------
                                                                      ------------  -------------  --------------

(1) The First Closing occurred on May 19, 1995. The pro forma effects shown above include receipt by the Company of a $9,900,000 convertible nonrecourse loan from Anschutz, use of $7,900,000 proceeds therefrom to reduce the Company's outstanding bank debt, and deposit of the remaining $2,000,000 of proceeds in an escrow account.

(2) At Second Closing, the $9,900,000 loan from Anschutz will be converted into 5,500,000 shares of Common Stock, resulting in additional par value of $550,000 and capital surplus of $9,350,000. Interest expense of approximately $132,000 will be incurred between the first and second closings.

(3)  At  Second Closing, the  Company will receive  from Anschutz $35,100,000 in cash which, in conjunction with  the $2,000,000 escrow account referred  to in  (1)  above,  will  be used  to  repay  bank debt.  In  return  for such consideration, Anschutz  will receive  13,300,000 shares  of Common  Stock,
     620,000  shares of New Convertible Preferred Stock and warrants to purchase
     19,444,444 shares of Common Stock at  a purchase price of $2.10 per  share.
     Based  on  the  relative  fair  market  values  of  the  Common  Stock, New
     Convertible Preferred Stock and the  $2.10 Warrants, the Company  estimates that  it will  record a value  of approximately $18,271,700  for the Common
     Stock (of  which  $1,330,000 represents  par  value and  the  remainder  is
     Capital   Surplus);  a  value  of  approximately  $8,517,600  for  the  New
     Convertible  Preferred  Stock;   and  Capital   Surplus  of   approximately
     $8,310,700 representing the fair value of the $2.10 Warrants.

(4) At Second Closing, the principal balance of the nonrecourse secured loan, which was approximately $62,101,000 at March 31, 1995, will be reduced by the $16,875,000 fair market value of the $2.00 Warrants which will be issued to JEDI, resulting in a new principal balance of $45,226,000. The
     $12,415,000 difference between the $57,641,000 carrying value of the loan at March 31, 1995 and the new principal balance will be credited to Capital
     Surplus.

(5) A portion of the costs related to the JEDI restructuring, expected to be approximately $200,000, will be charged to expense. The costs related to the Anschutz transaction and the equity component of the JEDI transaction, expected to total approximately $3,550,000, will be charged to Capital
     Surplus.

(6) The number of shares of Common Stock outstanding does not include, as of March 31, 1995, 3,270,000 shares issuable upon exercise of outstanding share options, 1,244,715 shares issuable upon exercise of the Company's existing warrants, or 10,083,406 shares issuable upon conversion of the Company's $.75 Convertible Preferred Stock.

SHAREHOLDERS AGREEMENT


    In connection with the proposed issuance to Anschutz, Anschutz will enter into the Shareholders Agreement with the Company providing for certain voting and other limitations regarding its shares of Common Stock for the lesser of (i) five years after the second closing and (ii) the first day on which the sum of the number of shares of Common Stock owned by Anschutz and its affiliates and any shares of Common Stock subject to acquisition by Anschutz and its affiliates (regardless of any conditions or restrictions on such rights) is less than 20% of the total of all shares of Common Stock issued and outstanding and subject to issuance (regardless of any conditions or restrictions on such rights). The Shareholders Agreement requires the Company to, among other things, except as otherwise approved by the Board of Directors, including a majority of the Independent Directors (as defined below), or by vote of the holders of two-thirds of the shares of Common Stock then issued and outstanding (in which Anschutz Excess Securities (as defined below) are voted in accordance with the restrictions contained in the Shareholders Agreement) (a) fix the number of directors of the Company at ten, who are to be three persons selected by Anschutz (the "Anschutz Designees"), two persons who are officers of the Company and five persons unaffiliated with Anschutz who are not and have not been at any time during the preceding two years an officer or employee of the Company or a director, officer or employee of a beneficial owner of 5% or more of the shares of Common Stock then issued and outstanding or an affiliate of such beneficial owner ("Independent Directors"), (b) appoint an Anschutz Designee chosen by Anschutz to each of the Executive Committee, the Compensation Committee and the Audit Committee (or committees having similar functions) of the Board of Directors, (c) appoint a Nominating Committee composed of three directors, one of whom shall be an Anschutz Designee, one of whom shall be an officer of the Company and one of whom shall be an Independent Director, (d) require that nominees to the Board of Directors other than the Anschutz Designees shall be selected by a vote of at least two members of the Nominating Committee, of whom one shall be an Independent Director, (e) if any Anschutz Designee shall cease to be a director for any reason, fill the vacancy resulting thereby with an Anschutz Designee and (f) call meetings of the Board of Directors and committees thereof upon the written request of any Anschutz Designee who is a director.

    The Shareholders Agreement also contains a limit on voting that would require Anschutz to vote all equity securities of the Company having voting power in excess of an amount equal to 19.99% of the aggregate voting power of the equity securities of the Company then outstanding (the "Anschutz Excess Securities") in the same proportion as all other equity securities of the Company voted with respect to the matter (other than equity securities held by Anschutz) are voted, except that Anschutz may vote the Anschutz Excess Securities without restriction (a) for the election of the permitted number of Anschutz Designees, (b) with respect to all matters with respect to which Anschutz may have liability under Section 16(b) of the Exchange Act (unless the Company has obtained a final judgment to the effect that Anschutz will have no such liability) and (c) with respect to other matters as approved by the Board of Directors, including a majority of Independent Directors.

    The exception with respect to Section 16(b) of the Exchange Act could have the effect of permitting Anschutz to vote the Anschutz Excess Securities without restriction in connection with a proposed merger of the Company with a third party, which merger had been approved by the Board of Directors (regardless of how the directors appointed by Anschutz might vote on such merger). Depending upon its percentage ownership, if permitted to vote the Anschutz Excess Securities, Anschutz could have a veto power over certain transactions between the Company and third parties such as a merger which requires the approval of the holders of two-thirds of the outstanding Common Stock.

    The Shareholders Agreement also contains an agreement on the part of Anschutz not to transfer the beneficial ownership of any of its shares of Common Stock and Preferred Stock (including shares later acquired pursuant to the conversion of the New Convertible Preferred Stock or the exercise of the $2.10 Warrants or the option received from JEDI), except (a) in a public offering of Common Stock pursuant to a registration statement effective under the Securities Act, (b) to a person or Group (as defined in Section 13(d)(3) of the Exchange
Act) who represents that it will then beneficially own 9.9% or less of the total number of shares of Common Stock then issued and outstanding and those subject to issuance (even if then subject to conditions or restrictions), (c) to a person or Group who will then beneficially own more than 9.9% but less than 20% of the total number of shares of Common Stock issued and outstanding and those subject to issuance (even if then subject to conditions or restrictions) if such person or Group assumes by written instrument satisfactory to both Anschutz and the Company the transfer restrictions previously applicable to Anschutz, (d) any transfer approved by the Board of Directors, including a majority of the Independent Directors, which approval shall not be unreasonably withheld with respect to a transfer to any person or Group who represents that it will then beneficially own more than 9.9% and less than 20% of the total number of shares of Common Stock issued and outstanding and those subject to issuance (even if then subject to conditions or restrictions), (e) a transfer in connection with certain business combination transactions or tender or exchange offers, upon the liquidation or dissolution of the Company or as effected by operation of law and
(f) the pledge or grant of a security interest in certain cases.

    The Shareholders Agreement also provides that Anschutz will neither alone, nor through or with its affiliates, acquire shares of Common Stock which, when combined with shares of Common Stock then owned by Anschutz and its affiliates, would result in Anschutz beneficially owning 40% or more of the shares of Common Stock then issued and outstanding (provided that shares of Common Stock which may be acquired pursuant to the conversion of the New Convertible Preferred Stock or the exercise of the $2.10 Warrants or the option received from JEDI that have not been issued shall not be included in such determination), except that such restriction shall not apply to (i) acquisitions following a business combination transaction that (A) has been approved by the Board of Directors (including a majority of the Independent Directors) or by the holders of two-thirds of the shares of Common Stock voted with respect to such transaction in which Anschutz Excess Securities are voted in accordance with the Shareholders Agreement) and (B) results in the beneficial ownership by any person or Group of 20% or more of the shares of Common Stock then issued and outstanding (or if all or any part of the shares of Common Stock are changed into or exchanged for shares of capital stock of any other person, 20% of such issued and outstanding shares), (ii) acquisitions following the commencement of a tender or exchange offer made by any person or Group (other than and not including

Anschutz or an affiliate of, or any person acting in concert with, Anschutz) to acquire beneficial ownership of 40% or more of the shares of Common Stock then issued and outstanding, (iii) acquisitions after any person or Group (other than and not including an affiliate of Anschutz) shall own beneficially shares of Common Stock which exceed the sum of the number of shares of Common Stock then owned by Anschutz and its affiliates plus the number then subject to acquisition upon the conversion, exercise or exchange by Anschutz and its affiliates of equity securities of the Company or other rights then owned (whether or not subject to restrictions or conditions) and (iv) acquisitions approved by the Board of Directors, including a majority of Independent Directors. If Anschutz's percentage ownership were diluted by future increases in the outstanding Common Stock, the 40% restriction on Anschutz's ownership would not preclude Anschutz from acquiring shares of Common Stock in the open market up to the 40% level, regardless of Anschutz's ability to exercise warrants or options or to convert the New Convertible Preferred Stock.


    The Shareholders Agreement also provides that the Company will not take or recommend to its shareholders any action which would impose on Anschutz or its affiliates any limitations on their legal rights, other than those imposed by the express terms of the Shareholders Agreement, and that the Company will not take any action that will or may, directly or indirectly, result in Anschutz or any affiliate having liability under Section 16(b) of the Exchange Act with respect to securities acquired pursuant to the Anschutz Agreement (including shares acquired upon the conversion of the New Convertible Preferred Stock or the exercise of the $2.10 Warrants or the option received from JEDI). The Company has the right to seek a declaratory judgment as to whether any action described in the preceding sentence or the provisions with respect to the limitations on the voting of the Anschutz Excess Securities on a matter shall be effective and in doing so whether Anschutz will have Section 16(b) liability with respect to such matters. The Shareholders Agreement also provides that the voting restrictions on the Anschutz Excess Securities, and the transfer restrictions and the cap on purchases of Common Stock by Anschutz in excess of 40%, shall no longer apply if any of the Anschutz Designees are not elected to the Board of Directors (and Anschutz and its affiliates voted all the shares of Common Stock owned by them in favor of such election) or one or more directors who are Anschutz Designees are not appointed to the Committees as provided in the Shareholders Agreement (and the directors who are Anschutz Designees voted in favor of such appointment).


FINANCIAL ADVISOR


    The Company retained Dillon Read to act as its financial advisor. On May 15, 1995, Dillon Read delivered an opinion to the Board of Directors indicating that the transactions, taken as a whole, including the consideration to be received by the Company, represent a reasonable means under the circumstances of raising capital for the Company and that it was reasonable to conclude that the consideration to be received by the Company in the transactions is fair to the Company and to the Common Stockholders of the Company from a financial point of view. In reaching this opinion, Dillon Read relied upon the accuracy and completeness of all financial and other information provided to it by the Company, as well as all publicly available information, and did not independently verify such information. Dillon Read restated its opinion as of May 17, 1995, the date on which the Company entered into the Anschutz and JEDI Agreements. A copy of Dillon Read's written opinion is attached as Annex A hereto.


    In arriving at its opinion, Dillon Read reviewed the Anschutz Agreement and the JEDI Agreement, and certain business and financial information relating to the Company, including certain financial information, third party oil and gas reserve estimates and other analyses and estimates provided to Dillon Read by the Company, and reviewed and discussed the business and prospects of the Company with representatives of the Company's management. Dillon Read also considered certain financial data of the Company and compared that information to similar data for publicly held companies in businesses Dillon Read believed to be generally comparable to that of the Company. Dillon Read also considered the financial terms of certain other transactions, including minority investments, which have recently been effected and considered such other information, financial studies and analyses, and financial, economic and market criteria as Dillon Read deemed relevant. Dillon Read also reviewed market prices for the Company's Common Stock for dates prior to the date of the announcement of the transactions on April 18, 1995.


    Dillon Read did not make an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor was Dillon Read furnished with any such evaluations or appraisal. With respect to the financial projections, estimates and analyses which the Company furnished to Dillon Read, Dillon Read utilized such information and, with the Board's consent, relied thereon. Further, Dillon Read assumed that such information was prepared in good faith by the Company's management and was reasonably based upon the Company's historical financial performance and certain estimates and assumptions which were reasonable at the time made. Dillon Read's opinion was based on economic, monetary and market conditions existing on April 17, 1995.

    In rendering its opinion, Dillon Read took into consideration that without effecting the transactions, the Company believed that it was facing near-term liquidity issues necessitating the sale of certain assets to raise cash at a discount of approximately $3 - $5 million to the value that the Company believed could be realized without timing constraints, as well as a highly leveraged balance sheet which limited the Company's ability to maintain, much less increase, its asset base. Dillon Read also considered the recent depressed state of the natural gas market and the resulting impact on the valuations of publicly-traded domestic natural gas producers. Additionally, Dillon Read considered a number of benefits to the Company which result from the transactions including a significant improvement in the liquidity of the Company, the availability of cash to make budgeted capital expenditures and a material reduction in financial leverage, as well as over $2 million in annual interest expense savings.

    Dillon Read is an internationally recognized investment banking firm which, as a part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Dillon Read was selected by the Company and its Board of Directors as financial advisor based on such qualifications.

    In connection with Dillon Read's engagement by the Company, the Company paid Dillon Read $100,000 upon its being retained to act as the Company's financial advisor on March 7, 1995 and has agreed to pay Dillon Read $100,000 for each 90-day period of Dillon Read's engagement, payable on June 30, 1995 and September 30, 1995. The Company also agreed to pay Dillon Read certain fees for acting as financial advisor to the Company depending upon the type and size of the transactions entered into by the Company. If all of the transactions summarized in this Proxy Statement are consummated, Dillon Read shall be entitled to receive an aggregate additional fee of $991,250 pursuant to such fee arrangements. The Company also agreed to indemnify Dillon Read pursuant to customary indemnification provisions and to reimburse certain of Dillon Read's expenses. In the ordinary course of its business, Dillon Read may trade the securities of the Company and may at any time hold a long or short position in such securities for its own account or for the accounts of its customers.

            INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK


    The Board of Directors recommends that the shareholders adopt an amendment to the Company's Restated Certificate of Incorporation, which would increase the authorized number of shares of Common Stock by 88,000,000 to a total of 200,000,000. As of May 31, 1995, there were 28,558,448 shares of the Company's Common Stock outstanding. On such date, 10,083,406 shares of Common Stock were reserved for issuance upon conversion of the Companys $.75 Convertible Preferred Stock. Also, 1,244,715 shares of Common Stock were reserved for issuance upon the exercise of the Company's Warrants, and 3,270,000 shares of Common Stock were reserved for issuance upon the exercise of stock options granted pursuant to the terms of the Company's Stock Option Plan. The Company also may issue up to 55,694,444 additional shares pursuant to the Anschutz and JEDI Transactions. See "The Anschutz and JEDI Transactions."


    If the amendment to increase the number of authorized shares of Common Stock is approved, the increased number of authorized shares of Common Stock will be available for issuance, from time to time, for such purposes and consideration, and on such terms, as the Board of Directors may approve and no further vote of the shareholders of the Company will be sought, except as required by applicable law or by the rules of the Nasdaq National Market. The Company believes that, upon the consummation of Anschutz and JEDI Transactions, the limited number of currently authorized but unissued shares of Common Stock would unduly restrict its ability to respond to business needs and opportunities. The availability of additional shares of Common Stock for issuance will afford the Company flexibility in the future by assuring that there will be sufficient authorized but unissued shares of Common Stock for possible stock dividends, stock splits, acquisitions, financing requirements and other corporate purposes. The Company has no definite plans for the use of the Common Stock for which authorization is sought other than pursuant to the Anschutz and JEDI Transactions as described above. Unreserved shares of Common Stock may be issued, under certain circumstances, to pay dividends on the Company's $.75 Convertible Preferred Stock. Additionally, the Board of Directors has, from time to time, distributed shares of Common Stock as dividends on the Company's Common Stock and has contributed shares of Common Stock to the Company's Retirement Savings Plan and Annual Incentive Plan. The Company may issue Common Stock under similar circumstances in the future.



    Pursuant to the requirements of the Nasdaq National Market on which the Company's Common Stock, $.75 Convertible Preferred Stock and Warrants are
listed, shareholder approval is required (in addition to the initial authorization of the shares) for the issuance of Common Stock (or securities convertible into Common Stock) under certain circumstances. These circumstances primarily include (i) adoption of certain types of stock option or purchase plans or other arrangements in which stock may be acquired by officers or directors of the Company, (ii) issuances which would result in a change of control of the Company and (iii) issuances in connection with certain transactions involving the acquisition of stock or assets of another company.


    The existence of additional authorized shares of Common Stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. Other than the Anschutz and JEDI Transactions, the Company is not aware of any existing or planned effort on the part of any party to accumulate material amounts of voting stock, or to acquire the Company by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change the Company's management, nor is the Company aware of any person having made any offer to acquire the voting stock or assets of the Company.


    The Company's Restated Certificate of Incorporation and By-laws currently contain the following provisions which also may make more difficult or discourage takeover attempts. The By-laws provide for staggered elections for the Board of Directors. See "Election of Directors" above. This system makes it more difficult for shareholders electing directors to change the majority of the Company's directors; absent an amendment to the By-laws or a series of director resignations it could take three annual meetings to change the majority of the Company's directors. In addition to the Rights Agreement, the Company has entered into Executive Severance Agreements with certain executive officers. See "Election of Directors -- Transactions with Management and Others -- Executive Severance Agreements" above.



    The terms of the additional shares for which authorization is sought will be identical to the terms of the shares of Common Stock now authorized, issued and outstanding, and the amendment will not affect the terms, or the rights of the holders of, those shares. The Company's Common Stock has no cumulative voting, conversion, preemptive or subscription rights, and is not redeemable.

    A certificate authorizing the increased number of shares of Common Stock will be filed with the Department of State of New York if shareholder approval is obtained.

    It is therefore proposed that the first paragraph of Paragraph 3 of the Company's Restated Certificate of Incorporation relating to the number of shares of capital stock authorized for issuance be amended so as to read in its entirety as follows:

          "3. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred and Ten Million (210,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, Par Value $.10 Per Share, and Ten Million (10,000,000) shares of Preferred Stock, Par Value $.01 Per Share, which shares of Preferred Stock shall be classified into two classes, Senior Preferred Stock and Junior Preferred Stock as described in Paragraph 3.II, each class of which shall be issuable in one or more series."

    Adoption of this amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

    THE  BOARD  OF  DIRECTORS  RECOMMENDS  THAT  SHAREHOLDERS  VOTE  "FOR"  THIS
PROPOSAL.

    The persons named in the enclosed proxy, who have been so designated by the Board of Directors, intend to vote for the proposal described above unless otherwise instructed in the proxy. The Company believes that the members of the Board of Directors and the senior management of the Company intend to vote or direct the vote of all shares of Common Stock of which they have beneficial ownership in favor of this proposal.

                      APPOINTMENT OF INDEPENDENT AUDITORS

    Subject to ratification by the shareholders of the Company, the Board has designated the firm of KPMG Peat Marwick LLP, Suite 2300, 707 Seventeenth Street, Denver, Colorado 80202 as independent auditors to examine and audit the Company's financial statements for the year 1995. This firm has audited the Company's financial statements for approximately 45 years and is considered to be well qualified. The designation of such firm as auditors is being submitted for ratification or rejection at the Annual Meeting. Action by shareholders is not required under the law for the appointment of independent auditors, but the ratification of their appointment is submitted by the Board in order to give the shareholders of the Company the final choice in the designation of auditors. The Board will be governed by the decision of a majority of the votes entitled to be cast. A majority of the vote represented at the Annual Meeting by shares of Common Stock entitled to vote is required to ratify the appointment of KPMG Peat Marwick LLP.

    A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and will also be available to respond to appropriate questions. A representative of the firm was present at the last Annual Meeting for the same purpose.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             SHAREHOLDER PROPOSALS

    Any shareholder proposals to be included in the Board of Directors' solicitation of proxies for the 1996 Annual Meeting of Shareholders must be received by Daniel L. McNamara, Secretary, at 1500 Colorado National Building, 950 -- 17th Street, Denver, CO 80202, no later than December 2, 1995.

                           GENERAL AND OTHER MATTERS

    The Board of Directors knows of no matter, other than those referred to in this Proxy Statement, which will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment on such matters. Should any nominee for director be unwilling or unable to serve at the time of the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote it for the election of such other person for such directorship as the Board of Directors may recommend unless, prior to the Annual Meeting, the Board of Directors has eliminated that directorship by reducing the size of the Board of Directors. The Board of Directors is not aware that any nominee named herein will be unwilling or unable to serve as a director.


    On May 24, 1994, the Company renewed Directors and Officers Liability Coverages designed to indemnify the directors and officers of the Company and its subsidiaries against certain liabilities incurred by them in the performance of their duties and also providing for reimbursement in certain cases to the Company and its subsidiaries for sums paid by them to directors and officers as indemnification for similar liability. This type of coverage was originally purchased by the Company on May 24, 1978. The 1994 renewal was for a one-year period. The term of the insurance has been extended through July 24, 1995, and the Company intends to renew the coverage on an annual basis. Primary insurance of $10,000,000 was renewed with National Union Fire Insurance Company and the excess insurance coverage of $10,000,000 was renewed with Reliance Insurance Company and National Union Fire Insurance Company for a total coverage of $20,000,000. Aggregate premiums for the 12-month period ending May 24, 1995 were $510,122. No claims have been filed and no payments have been made to the Company or its subsidiaries or to any of their directors or officers under this coverage.


    The Restated Certificate of Incorporation of the Company limits the personal liability of the Company's directors to the fullest extent permitted by the New York Business Corporation Law ("BCL"), as currently formulated or as it might be revised in the future. The Restated Certificate of Incorporation provides that a director will not be liable for damages for any breach of duty unless it is finally established that (a) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or (b) the director personally gained a financial profit or other advantages to which he was not legally entitled; or (c) the director's acts violated Section 719 of the BCL which provides that directors who vote for, or concur in, certain types of corporate action proscribed by the BCL will be jointly and severally liable for any injury resulting from such action.

    The cost of preparing, assembling, and mailing this Proxy Statement, the enclosed proxy card and the Notice of Annual Meeting will be paid by the Company. Additional solicitation by mail, telephone, telegraph or personal solicitation may be done by directors, officers, and regular employees of the Company. Such persons will receive no additional compensation for such services. Brokerage houses, banks and other nominees, fiduciaries and custodians nominally holding shares of Common Stock of record will be requested to forward proxy soliciting material to the beneficial owners of such shares, and will be reimbursed by the Company for their reasonable expenses. The Company has retained Morrow & Co., Inc. to assist in such solicitation and has agreed to pay reasonable and customary fees for its services and to reimburse it for reasonable out-of-pocket expenses in connection therewith.

    INCORPORATION BY REFERENCE. The Company hereby incorporates by reference into this Proxy Statement the following information from its Annual Report on Form 10-K which has previously been furnished to shareholders: Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 8. Financial Statements and Supplementary Data.


    AVAILABLE INFORMATION.__UPON REQUEST OF ANY SHAREHOLDER, THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1994 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS, THE SCHEDULES AND ANY AMENDMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN AND THE COMPANY'S CURRENT REPORT ON FORM 8-K DATED MAY 17, 1995 WILL BE SENT TO THE SHAREHOLDER WITHOUT CHARGE BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST. ALL REQUESTS SHOULD BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 950 SEVENTEENTH STREET, 1500 COLORADO NATIONAL BUILDING, DENVER, COLORADO 80202 OR BY TELEPHONE TO (303) 592-2400. THE DILLON READ OPINION IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A AND THE COMPANY'S QUARTERLY REPORT FOR THE QUARTER ENDED MARCH 31, 1995 FILED WITH THE SEC ON FORM 10-Q IS INCLUDED HEREIN AS ANNEX B.

    You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual Meeting, as we hope you will, you may vote your shares in person.

                                          By order of the Board of Directors

                                          DANIEL L. McNAMARA
                                          SECRETARY

July 10, 1995

                                                                         ANNEX A

                           [DILLON, READ LETTERHEAD]

                                                              As of May 17, 1995

Board of Directors
Forest Oil Corporation
1500 Colorado National Building
950 Seventeenth Street
Denver, Colorado 80202

Dear Directors:

    You have requested our opinion, from a financial point of view, with respect to the transactions (the "Transactions") as expressed in the Purchase Agreement dated as of May 17, 1995, between Forest Oil Corporation ("Forest" or the "Company") and The Anschutz Corporation ("Anschutz") and the Restructure Agreement as of the same date between the Company and Joint Energy Development Investments Limited Partnership ("JEDI"), an affiliate of Enron Corporation (the "Purchasers") (together, the "Agreements").

    We  understand  the business  terms of  the Transactions  to be  as follows:
Forest will sell to Anschutz 18,800,000 shares of common stock and 620,000 shares of preferred stock of Forest that are convertible into 6,200,000 additional shares of common stock for a total consideration of $45 million or $1.80 per share of common stock. The preferred stock will have a liquidation preference and will receive dividends ratably with the common stock. In addition, Anschutz will receive warrants and an option to purchase common stock as described below. The investment will be made in two closings. In the first closing, which occurred on May 19, 1995, Anschutz loaned the Company $9.9 million for a term of nine months. The loan bears interest at 8% per annum for 16 weeks and at 12.5% per annum thereafter. The loan is secured by various assets of Forest. The loan may be converted into 5,500,000 shares of Forest's common stock at the election of Anschutz, but the loan must be so converted at the second closing. At the second closing, expected to occur in July 1995 following receipt of shareholder approval of the Transactions, Anschutz will purchase the remaining 13,300,000 shares of common stock and the convertible preferred stock.

    In connection with this purchase, at the second closing Anschutz will agree to certain voting, acquisition, and transfer limitations regarding shares of common stock for five years after the second closing, including (i) a limitation on voting, subject to certain exceptions, that require Anschutz to vote all shares of common stock owned by Anschutz in excess of an amount equal to 19.99% of the shares of common stock then outstanding in the same proportion as all other shares of common stock are voted, (ii) a limit on the number of Anschutz designated directors to three in addition to five independent directors and two officer directors and (iii) a limit on the acquisition of additional shares of common stock by Anschutz (whether pursuant to the exercise of the $2.10 warrants or the option received from JEDI, as described below, or otherwise), subject to certain exceptions, that prohibit any acquisition by Anschutz that would result in Anschutz owning 40% or more of the shares of common stock then issued and outstanding.

    At the second closing, Forest and JEDI will restructure JEDI's existing loan currently having a principal balance of approximately $62.1 million. In exchange for certain warrants referred to below, JEDI will relinquish the net profits interest that it holds in certain Forest properties and will reduce the interest rate relating to the loan from 12 1/2% per annum to an initial blended rate of 8% per annum. As a result of the loan restructuring and the issuance of the warrants, the Company anticipates a reduction of the recorded amount of the related liability to approximately $45 million and a reduction of interest expense on the JEDI loan of approximately $2 million per annum. In addition, on a one-time basis 18 months after the second closing, the Company may put its interest in the underlying properties back to JEDI in full satisfaction of the loan.

    At the second closing, JEDI will receive warrants to purchase 11,250,000 shares of the Company's common stock for $2.00 per share and Anschutz will receive warrants to purchase 19,444,444 shares of common stock at $2.10 per share. The $2.00 warrants expire on the scheduled maturity of the JEDI loan, except that the Company may terminate the warrants at any time beginning 36 months after the second closing, if the average closing price of the common stock for the 90 days and 15 days preceding the date on which notice of termination is given is in excess of $2.50 per share. For the first 36 months after the second closing, the $2.00 warrants may be exercised only on the dates and in the respective numbers of shares required to be delivered by JEDI to Anschutz pursuant to the exercise of the option granted by JEDI to Anschutz, as described below. The $2.10 warrants are exercisable during the first 18 months after the second closing, subject to extension in certain circumstances to 36 months after the second closing. If the $2.10 warrants are extended, the Company's right to put its interest in the underlying properties back to JEDI will also be extended to a date 36 months after the second closing. At the second closing, JEDI will grant to Anschutz an option to purchase up to 11,250,000 shares of common stock during the first 36 months after the second closing at a share price which results in an 18% per annum return to JEDI, with the exception of a $3.10 per share maximum price. It is a condition to the restructuring of the JEDI loan that the Company covenant to use the proceeds from the exercise of the warrants to repay the JEDI loan.

    The Company is required to pay to Anschutz a fee of up to $2.5 million upon the occurrence, on or before the second closing (or if the second closing does not occur, May 17, 1996), of certain events, such as a merger, consolidation or other business combination between the Company and a person other than Anschutz if the second closing does not occur. The Company has agreed not to solicit proposals for transactions that would require the Company to pay such a fee, subject to the duty of the Board of Directors to act in a manner which is consistent with its fiduciary obligations.

    The Transactions have been approved by Forest's board of directors and certain of its creditors. The purchase by Anschutz of common stock at the second closing and the transactions between Anschutz and JEDI described above are also subject to, among other things, the prior approval of Forest's shareholders.

    Dillon, Read & Co. Inc. ("Dillon Read") has acted as financial advisor to the Company in connection with the Transactions. In the course of our engagement, we have participated in negotiations with respect to the Transactions and are familiar with the financial terms of the Transactions.

    In arriving at our opinion we have reviewed the Agreements with Anschutz and JEDI, respectively, and certain business and financial information relating to Forest, including certain financial information, third party oil and gas reserve estimates and other analyses and estimates provided to us by the Company, and have reviewed and discussed the business and prospects of Forest with representatives of the Company's management. We have considered certain financial data of Forest and have compared that information to similar data for publicly held companies in businesses we believe to be generally comparable to that of Forest. We have also considered the financial terms of certain other transactions, including minority investments, which have recently been effected and have considered such other information, financial studies and analyses, and financial, economic and market criteria as we deemed relevant. We have also reviewed market prices for the Company's common stock for dates prior to the date of the announcement of the Transactions on April 18, 1995.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have, with your consent, relied on its being complete and accurate in all material respects. We have not made an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Forest, nor have we been furnished with any such evaluation or appraisals. Furthermore, in rendering our opinion we, at your direction, did not seek alternatives to the Transactions. With respect to the financial projections, estimates and analyses which you have furnished to us, we have utilized such information and have, with your consent, relied thereon. Further, we have assumed that such information was prepared in good faith by the Company's management and was reasonably based upon the Company's historical financial performance and certain estimates and assumptions which were reasonable at the time made. Our opinion is based on economic, monetary and market conditions existing on the date thereof.

    In the ordinary course of business, we may trade the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    In rendering our opinion we took into consideration, at your direction, that without effecting the Transactions, the Company believed that it was facing near-term liquidity issues necessitating the sale of certain assets to raise cash at a discount of approximately $3 million to $5 million to the value that the Company believed could be realized without timing constraints, as well as a highly leveraged balance sheet which limits the Company's ability to maintain, much less increase, its asset base. We also considered the recent depressed state of the natural gas market and the resulting impact on the valuations of publicly traded domestic natural gas producers. Additionally, we considered a number of benefits to the Company which result from the Transactions including a significant improvement in the liquidity of the Company, the availability of cash to make budgeted capital expenditures and a material reduction in financial leverage as well as over $2 million in annual interest expense savings on the JEDI loan.

    Based upon and subject to the foregoing and after reviewing other factors including current market, economic and business considerations; such other factors we deem relevant; and, in particular, the factors enumerated in the preceding paragraph including the recent depressed state of the natural gas market, it is our opinion that the Transactions, taken as a whole, including the consideration to be received by the Company, represent a reasonable means under the circumstances of raising capital for the Company and that it is reasonable to conclude that the consideration to be received by the Company in the Transactions is fair to the Company and to the common stockholders of the Company from a financial point of view.

                                          Very truly yours,
                                          Dillon, Read & Co. Inc.

                                                                         ANNEX B

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

(Mark One)

[X]                   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                                  SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 1995

                                                OR

[ ]                  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                                  SECURITIES EXCHANGE ACT OF 1934

For the transition period from    N/A    to    N/A

Commission File Number 0-4597

                            ------------------------

                             FOREST OIL CORPORATION
             (Exact name of registrant as specified in its charter)

           NEW YORK                  25-0484900
 (State or other jurisdiction     (I.R.S. Employer
              of                 Identification No.)
incorporation or organization)

    1500 COLORADO NATIONAL
           BUILDING
      950 - 17TH STREET
       DENVER, COLORADO
    (Address of principal               80202
      executive offices)             (Zip Code)

       Registrant's telephone number, including area code: (303) 592-2400

                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

    Yes  X     No _

                                                                               NUMBER OF SHARES
                                                                                  OUTSTANDING
TITLE OF CLASS OF COMMON STOCK                                                  APRIL 28, 1995
- - -----------------------------------------------------------------------------  -----------------
Common Stock, Par Value $.10 Per Share                                               28,267,702

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                         PART I. FINANCIAL INFORMATION

                             FOREST OIL CORPORATION

                     Condensed Consolidated Balance Sheets
                                  (Unaudited)

                                                                                        MARCH 31,    DECEMBER 31,
                                                                                          1995           1994
                                                                                      -------------  -------------
                                                                                             (IN THOUSANDS)

ASSETS
Current assets:
  Cash and cash equivalents                                                           $       1,676          2,869
  Accounts receivable                                                                        15,164         20,418
  Other current assets                                                                        3,226          2,231
                                                                                      -------------  -------------
    Total current assets                                                                     20,066         25,518
Property and equipment, at cost:
  Oil and gas properties -- full cost accounting method                                   1,178,901      1,171,887
  Buildings, transportation and other equipment                                              12,681         12,649
                                                                                      -------------  -------------
                                                                                          1,191,582      1,184,536
  Less accumulated depreciation, depletion and valuation allowance                          920,243        907,927
                                                                                      -------------  -------------
    Net property and equipment                                                              271,339        276,609
Investment in and advances to affiliate                                                      11,673         11,652
Other assets                                                                                 11,015         11,053
                                                                                      -------------  -------------
                                                                                      $     314,093        324,832
                                                                                      -------------  -------------
                                                                                      -------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Cash overdraft                                                                      $       2,581          4,445
  Bank debt                                                                                  45,000             --
  Current portion of long-term debt                                                           2,342          1,636
  Current portion of gas balancing liability                                                  5,000          5,735
  Accounts payable                                                                           19,969         26,557
  Retirement benefits payable to executives and directors                                       630            630
  Accrued expenses and other liabilities:
    Interest                                                                                  1,663          4,318
    Other                                                                                     4,457          4,297
                                                                                      -------------  -------------
      Total current liabilities                                                              81,642         47,618

Long-term debt                                                                              172,531        207,054
Gas balancing liability                                                                       8,677          8,525
Retirement benefits payable to executives and directors                                       3,404          3,505
Other liabilities                                                                            16,008         16,136
Deferred revenue                                                                             29,289         35,908

Shareholders' equity:
  Preferred stock                                                                            15,845         15,845
  Common stock                                                                                2,829          2,829
  Capital surplus                                                                           188,593        190,074
  Accumulated deficit                                                                      (202,643)      (199,499)
  Foreign currency translation                                                               (1,312)        (1,337)
  Treasury stock, at cost                                                                      (770)        (1,826)
                                                                                      -------------  -------------
      Total shareholders' equity                                                              2,542          6,086
                                                                                      -------------  -------------
                                                                                      $     314,093        324,832
                                                                                      -------------  -------------
                                                                                      -------------  -------------

     See accompanying notes to condensed consolidated financial statements.

                             FOREST OIL CORPORATION

         Condensed Consolidated Statements of Production and Operations
                                  (Unaudited)

                                                                                                THREE MONTHS ENDED
                                                                                             ------------------------
                                                                                              MARCH 31,    MARCH 31,
                                                                                                1995         1994
                                                                                             -----------  -----------
                                                                                               (IN THOUSANDS EXCEPT
                                                                                             PRODUCTION AND PER SHARE
                                                                                                     AMOUNTS)
PRODUCTION
  Gas (mmcf)                                                                                      9,297       13,269
                                                                                             -----------  -----------
                                                                                             -----------  -----------
  Oil and condensate (thousands of barrels)                                                         349          383
                                                                                             -----------  -----------
                                                                                             -----------  -----------
STATEMENTS OF CONSOLIDATED OPERATIONS
  Revenue:
    Oil and gas sales:
      Gas                                                                                     $  16,735       27,076
      Oil and condensate                                                                          5,504        4,458
      Products and other                                                                             70          122
                                                                                             -----------  -----------
                                                                                                 22,309       31,656
    Miscellaneous, net                                                                               52          887
                                                                                             -----------  -----------
        Total revenue                                                                            22,361       32,543
  Expenses:
    Oil and gas production                                                                        5,309        5,328
    General and administrative                                                                    2,100        2,087
    Interest                                                                                      5,794        6,647
    Depreciation and depletion                                                                   12,309       18,245
                                                                                             -----------  -----------
        Total expenses                                                                           25,512       32,307
                                                                                             -----------  -----------
  Income (loss) before income taxes and cumulative effects of change in accounting
   principle                                                                                     (3,151)         236

  Income tax expense (benefit):
    Current                                                                                          (7)          --
    Deferred                                                                                         --           --
                                                                                             -----------  -----------
                                                                                                     (7 )         --
                                                                                             -----------  -----------
  Income (loss) before cumulative effects of change in accounting principle                      (3,144 )        236
  Cumulative effects of change in accounting for oil and gas sales                                   --      (13,990 )
                                                                                             -----------  -----------
  Net loss                                                                                   $   (3,144 )    (13,754 )
                                                                                             -----------  -----------
                                                                                             -----------  -----------
  Weighted average number of common shares outstanding                                           28,233       28,008
                                                                                             -----------  -----------
                                                                                             -----------  -----------
  Net loss attributable to common stock                                                      $   (3,684 )    (14,294 )
                                                                                             -----------  -----------
                                                                                             -----------  -----------
  Primary and fully diluted loss per common share:
    Loss before cumulative effects of change in accounting principle                         $     (.13 )       (.01 )
                                                                                             -----------  -----------
                                                                                             -----------  -----------
    Net loss                                                                                 $     (.13 )       (.51)
                                                                                             -----------  -----------
                                                                                             -----------  -----------

     See accompanying notes to condensed consolidated financial statements.

                             FOREST OIL CORPORATION
                Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                                  THREE MONTHS ENDED
                                                                                ----------------------
                                                                                MARCH 31,   MARCH 31,
                                                                                   1995        1994
                                                                                ----------  ----------
                                                                                    (IN THOUSANDS)
Cash flows from operating activities:
  Income (loss) before cumulative effects of change in accounting principle     $   (3,144)        236
  Adjustments to reconcile income (loss) before cumulative effects of change in accounting principle to net cash provided (used) by operating activities:
    Depreciation and depletion                                                      12,309      18,245
    Other, net                                                                         771       2,322
    (Increase) decrease in accounts receivable                                       5,254      (2,014)
    Increase in other current assets                                                  (995)     (1,247)
    Decrease in accounts payable                                                    (7,323)     (8,450)
    Increase (decrease) in accrued expenses and other liabilities                   (2,495)      2,426
    Amortization of deferred revenue                                                (6,620)    (10,107)
                                                                                ----------  ----------
        Net cash provided (used) by operating activities                            (2,243)      1,411

Cash flows from investing activities:
  Capital expenditures for property and equipment                                   (7,064)     (5,663)
  Proceeds from sales of property and equipment                                         28       3,186
  Increase in other assets, net                                                       (181)       (880)
                                                                                ----------  ----------
        Net cash used by investing activities                                       (7,217)     (3,357)

Cash flows from financing activities:
  Proceeds of bank debt                                                             23,500       9,000
  Repayments of bank debt                                                          (11,500)         --
  Repayments of nonrecourse secured loan                                              (624)       (378)
  Repayments of production payment                                                    (630)       (986)
  Redemptions and purchases of subordinated debentures                                  --      (7,171)
  Payment of preferred stock dividends                                                (540)       (540)
  Deferred debt costs                                                                   --        (199)
  Decrease in cash overdraft                                                        (1,864)     (2,674)
  Decrease in other liabilities, net                                                   (76)     (1,414)
                                                                                ----------  ----------
        Net cash provided (used) by financing activities                             8,266      (4,362)

Effect of exchange rate changes on cash                                                  1          15
                                                                                ----------  ----------
Net decrease in cash and cash equivalents                                           (1,193)     (6,293)

Cash and cash equivalents at beginning of period                                     2,869       6,949
                                                                                ----------  ----------
Cash and cash equivalents at end of period                                      $    1,676         656
                                                                                ----------  ----------
                                                                                ----------  ----------
Cash paid during the period for:
  Interest                                                                      $    8,185       8,254
                                                                                ----------  ----------
                                                                                ----------  ----------
  Income taxes                                                                  $       --          --
                                                                                ----------  ----------
                                                                                ----------  ----------

     See accompanying notes to condensed consolidated financial statements.

                             FOREST OIL CORPORATION
              Notes to Condensed Consolidated Financial Statements
                   Three Months Ended March 31, 1995 and 1994
                                  (Unaudited)

(1) BASIS OF PRESENTATION
    The condensed consolidated financial statements included herein are unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, have been made which are necessary for a fair presentation of the financial position of the Company at March 31, 1995 and the results of operations for the three month periods ended March 31, 1995 and 1994. Quarterly results are not necessarily indicative of expected annual results because of the impact of fluctuations in prices received for oil and natural gas and other factors. For a more complete understanding of the Company's operations and financial position, reference is made to the consolidated financial statements of the Company, and related notes thereto, filed with the Company's annual report on Form 10-K for the year ended December 31, 1994, previously filed with the Securities and Exchange Commission.

(2) LONG-TERM DEBT
    The components of long-term debt are as follows:

                                                           MARCH 31,   DECEMBER 31,
                                                             1995          1994
                                                          -----------  ------------
                                                               (IN THOUSANDS)
Bank debt                                                 $        --       33,000
Nonrecourse secured loan                                       57,641       57,840
Production payment obligation                                  17,904       18,534
11-1/4% Subordinated debentures                                99,328       99,316
                                                          -----------  ------------
                                                              174,873      208,690
Less current portion                                           (2,342)      (1,636)
                                                          -----------  ------------
Long-term debt                                            $   172,531      207,054
                                                          -----------  ------------
                                                          -----------  ------------

    At March 31, 1995 the Company did not satisfy certain tests imposed by the covenants of its bank debt; compliance with these covenants was waived by the banks through June 29, 1995. The Company currently anticipates that it may not satisfy one or more of the tests during the remainder of 1995. As a result, the $45,000,000 balance outstanding under the Company's credit facility at March 31, 1995 is included in current liabilities on the accompanying balance sheet.

(3) EARNINGS (LOSS) PER SHARE
    Primary  earnings  (loss) per  share is  computed  by dividing  net earnings
(loss) attributable to common stock by the weighted average number of common shares and common share equivalents outstanding during each period, excluding treasury shares. Net earnings (loss) attributable to common stock represents net earnings (loss) less preferred stock dividend requirements. Common share equivalents include, when applicable, dilutive stock options using the treasury stock method and warrants using the if converted method.

    Fully diluted earnings (loss) per share  assumes, in addition to the  above,
(i) that convertible debentures were converted at the beginning of each period or date of issuance, if later, with earnings being increased for interest expense, net of taxes, that would not have been incurred had conversion taken place, (ii) that convertible preferred stock was converted at the beginning of each period or date of issuance, if later, and (iii) any additional dilutive effect of stock options and warrants. The assumed exercises and conversions were antidilutive for the three months ended March 31, 1995 and 1994.

(4) CHANGES IN ACCOUNTING FOR OIL AND GAS SALES
    The Company changed its method of accounting for oil and gas sales from the sales method to the entitlements method effective January 1, 1994. Under the sales method previously used by the Company, all proceeds from production credited to the Company were recorded as revenue until such

                             FOREST OIL CORPORATION
              Notes to Condensed Consolidated Financial Statements
                   Three Months Ended March 31, 1995 and 1994
                            (Unaudited) (Continued)

(4) CHANGES IN ACCOUNTING FOR OIL AND GAS SALES (CONTINUED) time as the Company had produced its share of the related reserves. Under the entitlements method, revenue is recorded based upon the Company's share of volumes sold, regardless of whether the Company has taken its proportionate share of volumes produced.

    Under the entitlements method, the Company records a receivable or payable to the extent it receives less or more than its proportionate share of the related revenue. The Company believes that the entitlements method is preferable because it allows for recognition of revenue based on the Company's actual share of jointly owned production and provides a better matching of revenue and related expenses.

    The cumulative effect of the change for the periods through December 31, 1993 was a charge of $13,990,000 recorded in the first quarter of 1994. As the Company adopted this change in the fourth quarter of 1994, previously reported first quarter 1994 information has been restated to reflect the change effective January 1, 1994.

(5) SUBSEQUENT EVENTS
    On May 17, 1995, the Company signed definitive agreements with The Anschutz Corporation (Anschutz) and with Joint Energy Development Investments Limited Partnership (JEDI), a Delaware limited partnership the general partner of which is an affiliate of Enron Corp., in each case as described below. The closing of certain of the transactions contemplated by the definitive agreements is subject to, among other things, shareholder approval and consent by certain of the Company's creditors.

    The Anschutz agreements contemplate that Anschutz will purchase 18,800,000 shares of the Company's common stock and shares of newly-issued preferred stock that are convertible into 6,200,000 additional shares of common stock for a total consideration of $45,000,000, or $1.80 per share. The preferred stock will have a liquidation preference and will receive dividends ratably with the common stock. In addition, Anschutz will also receive warrants to purchase 19,444,444 shares of the Company's common stock for $2.10 per share. The $2.10 warrants are exercisable during the first 18 months after the second closing, subject to extension in certain circumstances to 36 months.

    The investment will be made in two closings. In the first closing, expected to occur in May 1995, Anschutz will loan the Company $9,900,000 for a term of 9 months. The loan will bear interest at 8% per annum for 16 weeks and at 12.5% per annum thereafter. The loan will be nonrecourse to the Company and will be secured by oil and gas properties owned by the Company, the preferred stock of Archean Energy Ltd. and a cash collateral account with an initial balance of $2,000,000. The loan may be converted into 5,500,000 shares of Forest's common stock at Anschutz's election, but the loan must be so converted at the second closing. At the second closing, expected to occur in July 1995 following receipt of shareholder approval of the transactions contemplated by the definitive agreements, Anschutz will purchase 13,300,000 shares of common stock and the convertible preferred stock. At the second closing, Anschutz will also receive from JEDI an option to purchase from JEDI up to 11,250,000 shares of Common Stock that JEDI may acquire from the Company upon exercise of the $2.00 warrants referred to below. This option will terminate 36 months after the second closing, or earlier upon the conveyance by the Company of certain property to JEDI in satisfaction of the restructured JEDI loan, as described below.

    In connection with this purchase, Anschutz will agree to certain voting, acquisition, and transfer limitations regarding shares of common stock for five years after the second closing, including (a) a limit on voting, subject to certain exceptions, that would require Anschutz to vote all equity securities

                             FOREST OIL CORPORATION
              Notes to Condensed Consolidated Financial Statements
                   Three Months Ended March 31, 1995 and 1994
                            (Unaudited) (Continued)

(5) SUBSEQUENT EVENTS (CONTINUED)
of the Company owned by Anschutz having voting power in excess of an amount equal to 19.99% of the aggregate voting power of the equity securities of the Company then outstanding in the same proportion as all other equity securities of the Company voted with respect to the matter (other than equity securities owned by Anschutz) are voted, (b) a limit on the number of persons associated with Anschutz that may at any time be elected as directors of the Company and
(c) a limit on the acquisition of additional shares of common stock by Anschutz (whether pursuant to the conversion of the new preferred stock, the exercise of the $2.10 warrants or the option received from JEDI, or otherwise), subject to certain exceptions, that would prohibit any acquisition by Anschutz that would result in Anschutz owning 40% or more of the shares of common stock then issued and outstanding. While the foregoing limitations are in effect, Anschutz will be entitled to a minority representation on the board of directors.

    The JEDI agreements contemplate that, at the second closing referred to above, Forest and JEDI will restructure JEDI's existing loan currently having a principal balance on May 15, 1995 of approximately $62,061,000 before unamortized discount of $4,485,000. JEDI will relinquish the net profits interest that it holds in certain Forest properties and will reduce the interest rate relating to the loan. As a result of the loan restructuring and the issuance of the warrants described below, the Company anticipates a reduction of the recorded amount of the related liability to approximately $45,000,000 and a reduction of annual interest expense of approximately $2,000,000. Subject to certain conditions, the Company may satisfy the restructured JEDI loan by conveying to JEDI the properties securing the loan during a 30-day period beginning 18 months after the second closing or, if the $2.10 warrants have been extended, during a 30-day period beginning 36 months after the second closing. Any such conveyance during the first 36 months after the second closing must be approved by Anschutz, if the option from JEDI has not then been exercised or terminated. Prior to the exercise or termination of the JEDI option, JEDI has agreed that it will not assign all or any portion of the JEDI loan or the $2.00 warrants to an unaffiliated person without the approval of the Company. The Company has agreed to not give such approval without the consent of Anschutz.

    The JEDI agreements also contemplate that, at the second closing, JEDI will receive warrants to purchase 11,250,000 shares of the Company's common stock for $2.00 per share. The $2.00 warrants will expire on the earlier of December 31, 2002 or 36 months following exercise of the Company's option to convey properties in satisfaction of the JEDI loan (the Conveyance Option). At the second closing JEDI will grant a 36 month option to Anschutz to purchase from JEDI up to 11,250,000 shares at a purchase price per share of $2.00 plus an amount equal to the lesser of (a) 18% per annum from the second closing date to the date of exercise of the option, or (b) $3.10. JEDI will satisfy its obligations under the option to Anschutz by exercising the $2.00 warrants. Provided the Conveyance Option has not been exercised, the Company may terminate the $2.00 warrants at any time beginning 36 months after the second closing if the average closing price of the common stock for both the 90 day and 15 day periods immediately preceding the termination is in excess of $2.50 per share.

    The Company has agreed to use the proceeds from the exercise of the $2.00 warrants and the $2.10 warrants to repay principal and interest on the JEDI loan.

    The agreements require the Company to pay certain expenses incurred by Anschutz and JEDI and to pay Anschutz certain fees and expenses in connection with the definitive agreements and the transactions contemplated thereby in certain circumstances. The Anschutz agreements require the Company to pay to Anschutz a fee (called a subsequent event fee) of up to $2,500,000, but not less than $1,000,000, upon the occurrence of certain events prior to the second closing (or if the second closing

                             FOREST OIL CORPORATION
              Notes to Condensed Consolidated Financial Statements
                   Three Months Ended March 31, 1995 and 1994
                            (Unaudited) (Continued)

(5) SUBSEQUENT EVENTS (CONTINUED)
does not occur, by July 1996), such as a merger, consolidation or other business combination between the Company and a person other than Anschutz, or the acquisition by any other person of 40% or more of the Forest common stock. The Company is also obligated in certain circumstances to pay up to $500,000 of expenses incurred by Anschutz. In the Anschutz agreements, the Company has agreed not to solicit proposals for transactions that would require the Company to pay a subsequent event fee and to keep Anschutz generally informed regarding the receipt and disposition by the Company of proposals regarding such transactions made by other persons.

    The loan by Anschutz to the Company at the first closing is subject to, among other things, approval by certain of the Company's creditors. The transactions contemplated by the Anschutz agreements at the second closing, the restructure of JEDI's existing loan and the transactions between Anschutz and JEDI described above are also subject to, among other things, the prior approval of Forest's shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    The Company believes that short-term and long-term liquidity would be significantly improved by the conclusion of the transactions described above. Although the Company believes that the conditions to the closing of the transactions can be satisfied, there can be no assurance that the transactions will close on the dates referred to above, or at all.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.

RESULTS OF OPERATIONS
NET LOSS

    The net loss for the first three months of 1995 was $3,144,000 or $.13 per common share compared to a net loss of $13,754,000 or $.51 per common share in the first three months of 1994. The 1994 loss includes a charge of $13,990,000 relating to the change in the method of accounting for oil and gas sales from the sales method to the entitlements method. See "Changes in Accounting." Excluding the cumulative effects of the change in accounting principle, the Company recorded net income of $236,000 for the first quarter 1994. Decreased oil and natural gas volumes and lower natural gas prices in the first three months of 1995 contributed to the 1995 loss.

REVENUE

    The Company's oil and gas sales revenue decreased by 30% to $22,309,000 in the first quarter of 1995 from $31,656,000 in the first quarter of 1994. Production volumes for natural gas and oil in the first quarter of 1995 decreased 30% and 9%, respectively, from the comparable 1994 period due primarily to normal, anticipated production declines as well as decreased well performance in certain fields. The average sales price for natural gas in the first quarter of 1995 was $1.80 per thousand cubic feet of natural gas (MCF), a decrease of $.24 per MCF or 12% compared to the average sales price in the first quarter of the previous year. The average sales price for oil in the first quarter of 1995 of $15.79 per barrel represented an increase of $4.14 per barrel or 36% compared to the average sales price in the same period of 1994.

    Production volumes and weighted average sales prices during the periods were as follows:

                                                                                                THREE MONTHS ENDED
                                                                                             ------------------------
                                                                                              MARCH 31,    MARCH 31,
                                                                                                1995         1994
                                                                                             -----------  -----------
                                                                                                  (IN THOUSANDS)
Natural Gas
  Production under long-term fixed price contracts (MMCF) (1)                                     3,092        4,766
  Average contract sales price (per MCF) (1)                                                  $    1.80         1.77

  Production sold on the spot market (MMCF)                                                       6,205        8,503
  Spot sales price received (per MCF)                                                         $    1.51         2.26
  Effects of energy swaps (per MCF) (2)                                                             .29         (.07)
                                                                                             -----------  -----------
  Average spot sales price (per MCF)                                                          $    1.80         2.19

  Total production (MMCF)                                                                         9,297       13,269
  Average sales price (per MCF)                                                               $    1.80         2.04
Oil and condensate (3)
  Total production (MBBLS)                                                                          349          383
  Average sales price (per BBL)                                                               $   15.79        11.65

- - ------------------------
(1) Production under long-term fixed price contracts includes scheduled deliveries under volumetric production payments, net of royalties. See "Volumetric Production Payments" below.
(2) Energy swaps were entered into to hedge the price of spot market volumes against price fluctuation. Hedged volumes were 3,948 MMCF and 2,546 MMCF for the three months ended March 31, 1995 and 1994, respectively.
(3) Oil and condensate production is sold primarily on the spot market. An immaterial amount of production is covered by long-term fixed price contracts, including scheduled deliveries under volumetric production payments.

    Miscellaneous net revenue decreased to $52,000 in the first quarter of 1995 from $887,000 in the comparable 1994 quarter. The 1994 amount includes income from the sale of miscellaneous pipeline systems and equipment.

EXPENSES

    Oil and gas production expense decreased slightly to $5,309,000 in the first quarter of 1995 from $5,328,000 in the comparable period of 1994. Although there were decreases in variable components of oil and gas production expense as a result of lower production volumes, such decreases were largely offset by increases in fees paid by the Company to process gas from certain offshore wells. On an MCFE basis (MCFE means thousands of cubic feet of natural gas equivalents, using a conversion ratio of one barrel of oil to six MCF of natural gas), production expense increased 38% in the first quarter of 1995 to $.47 per MCFE from $.34 per MCFE in the first quarter of 1994. The increased cost per MCFE is directly attributable to fixed components of oil and gas production expense being allocated over a smaller production base.

    General and administrative expense was $2,100,000 in the first quarter of 1995, a slight increase from $2,087,000 in the comparable period of 1994. Total overhead costs (capitalized and expensed general and administrative costs) of $3,743,000 in the first quarter of 1995 decreased 8% from $4,073,000 in the comparable period of 1994. The Company's salaried workforce was 117 at March 31, 1995 and 134 at March 31, 1994. The decreases in total overhead costs and personnel were due primarily to a reduction in the size of the Company's workforce effective March 1, 1995.

    The following table summarizes the total overhead costs incurred during the periods.

                                                                        THREE MONTHS ENDED
                                                                     ------------------------
                                                                      MARCH 31,    MARCH 31,
                                                                        1995         1994
                                                                     -----------  -----------
                                                                          (IN THOUSANDS)
Overhead costs capitalized                                            $   1,643        1,986
General and administrative costs expensed                                 2,100        2,087
                                                                     -----------  -----------
  Total overhead costs                                                $   3,743        4,073
                                                                     -----------  -----------
                                                                     -----------  -----------

    Interest expense of $5,794,000 in the first quarter of 1995 decreased 13% from $6,647,000 in 1994 due primarily to lower effective interest rates related to the nonrecourse secured loan and the dollar denominated production payment.

    Depreciation and depletion expense decreased 33% to $12,309,000 in the first quarter of 1995 from $18,245,000 in the first quarter of 1994 because of the decrease in production. The depletion rate per unit of production decreased to $1.07 per MCFE in the first quarter of 1995 from $1.16 per MCFE in the comparable 1994 period due to writedowns of the Company's oil and gas properties taken in the third and fourth quarters of 1994. At March 31, 1995, the Company had undeveloped properties with a cost basis of approximately $26,000,000 which were excluded from depletion, compared to $43,000,000 at March 31, 1994. The decrease is attributable to exploration and development work and, to a lesser extent, lease expirations and property sales.

    The Company was not required to record a writedown of the carrying value of its oil and gas properties in the first three months of 1995 or 1994. As of April 1, 1995 the Company was receiving average spot market prices of $1.59 per MCF and $17.25 per barrel. Based upon these prices, the Company would have been required to record a writedown of its oil and gas properties at March 31, 1995. Due primarily to subsequent increases in the prices of both natural gas and oil, however, the Company was able to satisfy the ceiling test for the first quarter of 1995. Spot prices being received in May 1995, which were incorporated into the ceiling test computation, were $1.67 per MCF and $18.25 per barrel. Writedowns of the full cost pool may be required, however, if prices decrease, estimated proved reserve volumes are revised downward or costs incurred in exploration, development, or acquisition activities exceed the discounted future net cash flows from the additional reserves, if any.

    As of December 31, 1993, there were no remaining deferred tax liabilities. No tax benefits for operating loss carryforwards have been recorded in the first quarter of 1995 or 1994.

CHANGES IN ACCOUNTING

    The Company changed its method of accounting for oil and gas sales from the sales method to the entitlements method effective January 1, 1994. Under the sales method previously used by the Company, all proceeds from production credited to the Company were recorded as revenue until such time as the Company had produced its share of related reserves. Under the entitlements method, revenue is recorded based upon the Company's share of volumes sold, regardless of whether the Company has taken its proportionate share of volumes produced.

    Under the entitlements method, the Company records a receivable or payable to the extent it receives less or more than its proportionate share of the related revenue. The Company believes that the entitlements method is preferable because it allows for recognition of revenue based on the Company's actual share of jointly owned production and provides a better matching of revenue and related expenses.

    The cumulative effect of the change for the periods through December 31, 1993, was a charge of $13,990,000. The effect of this change on the first quarter of 1994 was an increase in earnings from operations of $1,473,000 and an increase in production volumes of 633,000 MCF. There were no related income tax effects in 1994. As the Company adopted this change in the fourth quarter of 1994, previously reported first quarter 1994 information has been restated to reflect the change effective January 1, 1994.

LIQUIDITY AND CAPITAL RESOURCES
RECENT DEVELOPMENTS

    On May 17, 1995, the Company signed definitive agreements with The Anschutz Corporation (Anschutz) and with Joint Energy Development Investments Limited Partnership (JEDI), a Delaware limited partnership the general partner of which is an affiliate of Enron Corp., in each case as described below. The closing of certain of the transactions contemplated by the definitive agreements is subject to, among other things, shareholder approval and consent by certain of the Company's creditors.

    The Anschutz agreements contemplate that Anschutz will purchase 18,800,000 shares of the Company's common stock and shares of newly-issued preferred stock that are convertible into 6,200,000 additional shares of common stock for a total consideration of $45,000,000, or $1.80 per share. The preferred stock will have a liquidation preference and will receive dividends ratably with the common stock. In addition, Anschutz will also receive warrants to purchase 19,444,444 shares of the Company's common stock for $2.10 per share. The $2.10 warrants are exercisable during the first 18 months after the second closing, subject to extension in certain circumstances to 36 months.

    The investment will be made in two closings. In the first closing, expected to occur in May 1995, Anschutz will loan the Company $9,900,000 for a term of 9 months. The loan will bear interest at 8% per annum for 16 weeks and at 12.5% per annum thereafter. The loan will be nonrecourse to the Company and will be secured by oil and gas properties owned by the Company, the preferred stock of Archean Energy Ltd. and a cash collateral account with an initial balance of $2,000,000. The loan may be converted into 5,500,000 shares of Forest's common stock at Anschutz's election, but the loan must be so converted at the second closing. At the second closing, expected to occur in July 1995 following receipt of shareholder approval of the transactions contemplated by the definitive agreements, Anschutz will purchase 13,300,000 shares of common stock and the convertible preferred stock. At the second closing, Anschutz will also receive from JEDI an option to purchase from JEDI up to 11,250,000 shares of Common Stock that JEDI may acquire from the Company upon exercise of the $2.00 warrants referred to below. This option will terminate 36 months after the second closing, or earlier upon the conveyance by the Company of certain property to JEDI in satisfaction of the restructured JEDI loan, as described below.

    In connection with this purchase, Anschutz will agree to certain voting, acquisition, and transfer limitations regarding shares of common stock for five years after the second closing, including (a) a limit on voting, subject to certain exceptions, that would require Anschutz to vote all equity securities of the Company owned by Anschutz having voting power in excess of an amount equal to 19.99% of the aggregate voting power of the equity securities of the Company then outstanding in the same proportion as all other equity securities of the Company voted with respect to the matter (other than equity securities owned by Anschutz) are voted, (b) a limit on the number of persons associated with Anschutz that may at any time be elected as directors of the Company and (c) a limit on the acquisition of additional shares of common stock by Anschutz (whether pursuant to the conversion of the new preferred stock, the exercise of the $2.10 warrants or the option received from JEDI, or otherwise), subject to certain exceptions, that would prohibit any acquisition by Anschutz that would result in Anschutz owning 40% or more of the shares of common stock then issued and outstanding. While the foregoing limitations are in effect, Anschutz will be entitled to a minority representation on the board of directors.

    The JEDI agreements contemplate that, at the second closing referred to above, Forest and JEDI will restructure JEDI's existing loan currently having a principal balance on May 15, 1995 of approximately $62,061,000 before unamortized discount of $4,485,000. JEDI will relinquish the net profits interest that it holds in certain Forest properties and will reduce the interest rate relating to the loan. As a result of the loan restructuring and the issuance of the warrants described below, the Company anticipates a reduction of the recorded amount of the related liability to approximately $45,000,000 and a reduction of annual interest expense of approximately $2,000,000. Subject to certain conditions, the Company may satisfy the restructured JEDI loan by conveying to JEDI the properties securing the loan during a 30-day period beginning 18 months after the second closing or, if the $2.10 warrants have been extended, during a 30-day period beginning 36 months after the second closing. Any such conveyance during the first 36 months after the second closing must be approved by Anschutz, if the option from JEDI has not then been exercised or terminated. Prior to the exercise or termination of the JEDI option, JEDI has agreed that it will not assign all or any portion of the JEDI loan or the $2.00 warrants to an unaffiliated person without the approval of the Company. The Company has agreed to not give such approval without the consent of Anschutz.

    The JEDI agreements also contemplate that, at the second closing, JEDI will receive warrants to purchase 11,250,000 shares of the Company's common stock for $2.00 per share. The $2.00 warrants will expire on the earlier of December 31, 2002 or 36 months following exercise of the Company's option to convey properties in satisfaction of the JEDI loan (the Conveyance Option). At the second closing JEDI will grant a 36 month option to Anschutz to purchase from JEDI up to 11,250,000 shares at a purchase price per share of $2.00 plus an amount equal to the lesser of (a) 18% per annum from the second closing date to the date of exercise of the option, or (b) $3.10. JEDI will satisfy its obligations under the option to Anschutz by exercising the $2.00 warrants. Provided the Conveyance Option has not been exercised, the Company may terminate the $2.00 warrants at any time beginning 36 months after the second closing if the average closing price of the common stock for both the 90 day and 15 day periods immediately preceding the termination is in excess of $2.50 per share.

    The Company has agreed to use the proceeds from the exercise of the $2.00 warrants and the $2.10 warrants to repay principal and interest on the JEDI loan.

    The agreements require the Company to pay certain expenses incurred by Anschutz and JEDI and to pay Anschutz certain fees and expenses in connection with the definitive agreements and the transactions contemplated thereby in certain circumstances. The Anschutz agreements require the Company to pay to Anschutz a fee (called a subsequent event fee) of up to $2,500,000, but not less than $1,000,000, upon the occurrence of certain events prior to the second closing (or if the second closing does not occur, by July 1996), such as a merger, consolidation or other business combination between the Company and a person other than Anschutz, or the acquisition by any other person of 40% or more of the Forest common stock. The Company is also obligated in certain circumstances to pay up to $500,000 of expenses incurred by Anschutz. In the Anschutz agreements, the Company has agreed not to solicit proposals for transactions that would require the Company to pay a subsequent event fee and to keep Anschutz generally informed regarding the receipt and disposition by the Company of proposals regarding such transactions made by other persons.

    The loan by Anschutz to the Company at the first closing is subject to, among other things, approval by certain of the Company's creditors. The transactions contemplated by the Anschutz agreements at the second closing, the restructure of JEDI's existing loan and the transactions between Anschutz and JEDI described above are also subject to, among other things, the prior approval of Forest's shareholders and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    The Company believes that short-term and long-term liquidity would be significantly improved by the conclusion of the transactions described above. Although the Company believes that the conditions to the closing of the transactions can be satisfied, there can be no assurance that the transactions will close on the dates referred to above, or at all.

SHORT-TERM LIQUIDITY

    During 1994 and the first quarter of 1995, the Company's operating cash flows and working capital were adversely affected by a severe industry-wide decline in the price of natural gas. The prices the Company receives for its future oil and natural gas production will significantly impact future operating cash flows. No prediction can be made as to the prices the Company will receive for its future oil and gas production.

    Since December 31, 1994, the Company has taken steps and committed to certain actions to address its short-term liquidity needs, including the recent developments described above. Key short-term actions taken and committed to are set forth below.

    The Company has reduced its budgeted general and administrative expenditures for 1995 principally through a workforce reduction effective March 1, 1995. As a result, total overhead for 1995 is expected to decrease by approximately $4,000,000 compared to 1994 or by approximately 20%.

    In response to current market conditions, the Company has reduced its budgeted capital expenditures to those required to maintain its producing oil and gas properties as well as certain essential development, drilling and other activities. The Company's 1995 budgeted expenditures for exploration and development for the remainder of 1995 are approximately $2,650,000 and $10,200,000, respectively, including capitalized overhead of $250,000 and $4,000,000, respectively. The planned levels of capital expenditures could be further reduced if the Company experiences lower than anticipated net cash provided by operations or other liquidity needs or could be increased if the Company experiences increased cash flow.

    The Company has a secured credit facility (the Credit Facility) with The Chase Manhattan Bank, NA. (Chase) as agent for a group of banks. Under the Credit Facility, the Company may borrow up to $17,500,000 for acquisition or development of proved oil and gas reserves and up to $32,500,000 for working capital and general corporate purposes, subject to semi-annual redetermination at the banks' discretion. The total borrowing capacity of the Company under the Credit Facility is $50,000,000. In March 1995, the banks completed their most recent semi-annual redetermination of the Credit Facility and advised the Company that the maximum borrowing capacity would be maintained at $50,000,000. However, the amount of the maximum borrowings under the Credit Facility is at the discretion of the banks and is subject to change at any time.

    The Credit Facility is secured by a lien on, and a security interest in, a majority of the Company's proved oil and gas properties and related assets (subject to prior security interests granted to holders of volumetric production payment agreements), a pledge of accounts receivable, material contracts and the stock of material subsidiaries, and a negative pledge on remaining assets. The maturity date of the Credit Facility is December 31, 1996. Under the terms of the Credit Facility, the Company is subject to certain covenants and financial tests (which may from time to time restrict the Company's activities), including restrictions or requirements with respect to working capital, net cash flow, additional debt, asset sales, mergers, cash dividends on capital stock and reporting responsibilities. At March 31, 1995 the outstanding balance under this facility was $45,000,000. The Company has used the facility for a $1,500,000 letter of credit, leaving an available borrowing capacity of $3,500,000, which the Company intends to use to meet operating cash flow requirements. At March 31, 1995 the Company did not satisfy the tests imposed by the working capital, debt coverage ratio and interest coverage ratio covenants of the Credit Facility; compliance with these covenants has been waived by the banks through June 29, 1995. The Company currently anticipates that it may not satisfy one or more of these tests during the remainder of 1995. As a result, the $45,000,000 balance outstanding under the Credit Facility at March 31, 1995 is included in current liabilities on the Company's balance sheet.

    Management believes that the working capital test can be satisfied upon the occurrence of the first closing contemplated by the Anschutz agreements. The proceeds of the second closing of the Anschutz transaction are expected to be the same approximate amount as the outstanding balance under the Credit Facility and will be used to retire such debt to the extent possible. The debt coverage ratio and the interest coverage ratio, however, are calculated based on cash flows, interest payments and debt service (as defined) for the Company's two most recent fiscal quarters. The resulting decrease in interest expense subsequent to the second closing may not be sufficient to ensure compliance with the debt coverage and interest coverage ratios throughout the remainder of 1995 unless cash flows increase substantially in excess of amounts expected based on current market prices. Management expects to be able to reach satisfactory agreement with the banks with respect to certain modifications to the tests required by the terms of the Credit Facility after the Anschutz and JEDI transactions are completed, such that further waivers with respect to these tests would not be necessary.

    On April 13, 1995 Forest sold to a bank a participation interest in Forest's claim evidenced by that certain proof of claim dated March 16, 1992 filed by Forest on March 17, 1992 against Columbia Gas Transmission Corp. (Transmission), a subsidiary of Columbia Gas System (CGS). The Company had two natural gas sales contracts with Transmission. On July 31, 1991, CGS and Transmission filed Chapter 11 bankruptcy petitions with the United States Bankruptcy Court for the District of Delaware. Consideration received from the bank consisted of a $4,000,000 nonrecourse loan, in exchange for which the bank will receive, solely from the proceeds of the bankruptcy claim, an amount equal to the loan principal plus accrued interest at 16.5% per annum plus 25% of the excess, if any, of the proceeds over the loan principal and interest. The Company may, under certain conditions, limit the overall cost of financing to 23.5% per annum by exercising its option to repurchase the bank's interest in the bankruptcy claim prior to receipt of any proceeds of the claim. Proceeds from this financing transaction will be used for working capital needs.

    Based on the Company's actions taken to date and its plans, including the recent developments described above, management believes the Company will have adequate sources of short-term liquidity to meet its working capital needs, fund capital expenditures at reduced levels, and meet its current debt service obligations.

CASH FLOW

    Historically, one of the Company's primary sources of capital has been funds provided by operations, which has varied dramatically in prior periods, depending upon factors such as natural gas contract settlements and price fluctuations which are difficult to predict.

    The following summary table reflects comparative cash flows for the Company for the periods ended March 31, 1995 and 1994:


                                                                  THREE MONTHS ENDED
                                                               ------------------------
                                                                MARCH 31,    MARCH 31,
                                                                  1995         1994
                                                               -----------  -----------
                                                                    (IN THOUSANDS)
Funds provided by operations (A)                                $   9,936       20,803
Net cash provided (used) by operating activities                   (2,243)       1,411
Net cash used by investing activities                              (7,217)      (3,357)
Net cash provided (used) by financing activities                    8,266       (4,362)


(A) Funds provided by operations consists of net cash provided (used) by operating activities exclusive of adjustments for working capital items and amortization of deferred revenue.

    As discussed previously under "Results of Operations," the Company's production volumes decreased significantly in the first quarter of 1995 compared to the prior year. Lower production volumes coupled with decreased prices for natural gas resulted in a 52% decrease in funds provided by operations to $9,936,000 in the first quarter of 1995 from $20,803,000 in the first quarter of 1994. The Company experienced a net use of cash for operating activities of $2,243,000 in the first quarter of 1995 compared to $1,411,000 of net cash provided by operating activities in the corresponding prior year period. The Company used $7,217,000 for investing activities in the 1995 period compared to $3,357,000 in the prior year period due to higher direct expenditures and lower proceeds from property sales. The increase in cash due to financing activities of $8,266,000 in the 1995 quarter was the result of drawdowns on the Company's Credit Facility to fund operating and investing activities. In the first quarter of 1994, the Company had a net use of cash for financing activities of $4,362,000.

LONG-TERM LIQUIDITY

    The Company has historically addressed its long-term liquidity needs through the use of nonrecourse production-based financing and through issuance of debt and common stock when market conditions permit.

    On December 30, 1993, the Company entered into a nonrecourse secured loan agreement with JEDI (the JEDI loan). The terms of the JEDI loan are anticipated to be restructured based on the terms of certain agreements described in "Recent Developments." For a further discussion of the JEDI loan, see "Nonrecourse Secured Loan and Dollar-Denominated Production Payment" below. This financing provided acquisition capital, and capital to execute Forest's exploitation strategy.

    Many of the factors which may affect the Company's future operating performance and long-term liquidity are beyond the Company's control, including, but not limited to, oil and natural gas prices, governmental actions and taxes, the availability and attractiveness of properties for acquisition, the adequacy and attractiveness of financing and operational results. The Company continues to examine alternative sources of long-term liquidity, including public and private issuances of equity, refinancing debt with equity and sales of non-strategic assets.

VOLUMETRIC PRODUCTION PAYMENTS

    As  of March 31, 1995, deferred  revenue relating to production payments was
$29,289,000  and  the   annual  amortization   of  deferred   revenue  and   the
corresponding delivery and net sales volumes were as set forth below:

                                                                                  NET SALES VOLUMES
                                                    VOLUMES REQUIRED TO BE    ATTRIBUTABLE TO PRODUCTION
                                                      DELIVERED TO ENRON        PAYMENT DELIVERIES (1)
                                                  --------------------------  --------------------------
                                                                   NATURAL                     NATURAL
                                                       OIL           GAS           OIL           GAS
                                                     (MBBLS)       (MMCF)        (MBBLS)       (MMCF)
                                    ANNUAL        -------------  -----------  -------------  -----------
                                 AMORTIZATION
                                  OF DEFERRED
                                    REVENUE
                               -----------------
                                (IN THOUSANDS)
Remainder of 1995                  $  14,152              127         7,432           106         6,115
1996                                   7,546               87         3,721            73         3,061
1997                                   2,439           --             1,410        --             1,160
1998                                   1,592           --               892        --               734
Thereafter                             3,560           --             1,994        --             1,641
                                    --------              ---    -----------          ---    -----------
                                   $  29,289              214        15,449           179        12,711
                                    --------              ---    -----------          ---    -----------
                                    --------              ---    -----------          ---    -----------

(1) Represents volumes required to be delivered to Enron net of estimated royalty volumes.

NONRECOURSE SECURED LOAN AND DOLLAR-DENOMINATED PRODUCTION PAYMENT

    Under the terms of the JEDI loan and the dollar-denominated production payment, the Company is required to make payments based on the net proceeds, as defined, from certain subject properties. The terms of the JEDI loan are anticipated to be restructured based on the terms of certain agreements described in "Recent Developments."

    The JEDI loan, which bears annual interest at the rate of 12.5%, was recorded at a discounted amount to reflect the conveyance to the lender of a 20% interest in the net profits, as defined, of properties located in south Texas. At March 31, 1995, the principal amount of the loan was $62,101,000 and the recorded liability was $57,641,000. Under the terms of the JEDI loan, additional funds may be advanced to fund a portion of the development projects which will be undertaken by the Company on the properties pledged as security for the loan. Payments of principal and interest under the JEDI loan are due monthly and are equal to 90% of total net operating income from the secured properties, reduced by 80% of allowable capital expenditures, as defined.

    The Company's current estimate, based on expected production and prices, budgeted capital expenditure levels and expected discount amortization, is that the recorded liability will increase by approximately $1,147,000 during the remainder of 1995. Under the provisions of the JEDI loan, however, the Company is required to make periodic principal payments, beginning in February 1996, if the outstanding balance of the loan exceeds specified balances and the cash flow (as defined) from the mortgaged properties is less than specified minimums. Based upon current projections, the Company anticipates that these provisions will require a significant principal payment in February 1996 to avoid an event of default. Payments, if any, under the net profits conveyance will commence upon repayment of the principal amount of the JEDI loan and will cease when the lender has received an internal rate of return, as defined, of 18% (15.25% through December 31, 1995). As described above, the Company has signed certain agreements which anticipate the restructure of the JEDI loan.

    The dollar-denominated production payment was entered into in 1992 to finance property acquisitions. The original amount of the dollar-denominated production payment was $37,550,000, which was recorded as a liability of $28,805,000 after a discount to reflect a market rate of interest. At March 31, 1995 the remaining principal amount was $22,659,000 and the recorded liability was $17,904,000. Under the terms of this production payment, the Company must make a monthly cash payment which is the greater of a base amount or 85% of the net proceeds from the subject properties, as defined, except that the amount required to be paid in any given month shall not exceed 100% of the net proceeds from the subject properties. Forest retains a management fee equal to 10% of sales from the properties, which is deducted in the calculation of net proceeds. The Company's current estimate, based on expected production and prices, budgeted capital expenditure levels and expected discount amortization, is that the remaining 1995 payments will reduce the recorded liability by approximately $1,255,000.

HEDGING PROGRAM

    In addition to the volumes of natural gas and oil dedicated to volumetric production payments, the Company has also used energy swaps and other financial agreements to hedge against the effects of fluctuations in the sales prices for oil and natural gas. In a typical swap agreement, the Company receives the difference between a fixed price per unit of production and a price based on an agreed upon third-party index if the index price is lower. If the index price is higher, the Company pays the difference. The Company's current swaps are settled on a monthly basis. At March 31, 1995, the Company had natural gas swaps and collars for an aggregate of approximately 25.0 BBTU (billion British Thermal Units) per day of natural gas during the remainder of 1995 at fixed prices and floors (NYMEX basis) ranging from $1.90 to $2.41 per MMBTU (million British Thermal Units) and an aggregate of approximately 16.7 BBTU per day of natural gas during 1996 at fixed prices and floors ranging from $2.00 to $2.48 per MMBTU. At March 31, 1995, the Company had oil swaps for an aggregate of approximately 1,400 barrels per day of oil during the remainder of 1995 at fixed prices ranging from $16.70 to $18.90 (NYMEX basis) and an aggregate of approximately 1,100 barrels per day of oil during 1996 at fixed prices ranging from $16.70 to $17.75 per barrel.

OPTION AGREEMENT

    In 1993, under another agreement (the Option Agreement), the Company paid a premium of $516,000 in conjunction with the closing of the JEDI loan agreement. The payment of this premium gave Forest the right to set a floor price of $1.70 per MMBTU on a total of 18,400 BTU of natural gas over a five year period commencing January 1, 1995. In order to exercise this right to set a floor, the Company must pay an additional premium of 10 cents per MMBTU, effectively setting the floor at $1.60 per MMBTU. The option agreement is broken into five calendar year periods with the option for each calendar year expiring four trading days prior to the last trading day for the January NYMEX contract for that year. The Company was able to sell its 1995 option, covering approximately 4,300 BBTU, for $25,000 a few days prior to expiration when the 1995 swap price was approximately $1.73 per MMBTU. The options for calendar years 1996 through 1999 remain in place.

SUMMARY OF CASH FLOW CONSIDERATIONS AND EXPOSURE TO PRICE AND RESERVE RISK

    Pursuant to certain of the Company's financing arrangements, significant amounts of production are contractually dedicated to production payments and the repayment of nonrecourse debt over the next five years (dedicated volumes). The dedicated volumes decrease over the next five years and also decrease as a percentage of the Company's total production during this period. The production volumes not contractually dedicated to repayment of nonrecourse debt (undedicated volumes) are relatively stable but increase as a percentage of the Company's total production over the next five years. This relative stability of undedicated volumes is due to the fact that the decrease in dedicated volumes corresponds generally to the Company's estimates of the decrease in its total production. In the Company's opinion, the relative stability of undedicated volumes should provide a more constant level of cash flow available for corporate purposes other than debt repayment.

    As a result of volumetric production payments, energy swaps, and fixed contracts, the Company currently estimates that approximately 60% of its natural gas production and 57% of its oil production will not be subject to price fluctuations from April 1995 through December 1995. It is estimated that existing volumetric production payments, energy swaps, collars and fixed contracts currently cover approximately 44% (including the option to purchase the $1.70 floor described above) of the Company's natural gas production and 23% of its oil production for the year ending December 31, 1996.

Currently, it is the Company's intention to commit no more than 75% of its anticipated total production and no more than 85% of its anticipated undedicated production to such arrangements at any point in time. See "Hedging Program" above.

CAPITAL EXPENDITURES

    The  Company's  expenditures  for  property  acquisition,  exploration   and
development for the first three months of 1995 and 1994, including overhead related to these activities which was capitalized, were as follows:

                                                            THREE MONTHS ENDED
                                                                MARCH 31,
                                                           --------------------
                                                             1995       1994
                                                           ---------  ---------
                                                              (IN THOUSANDS)
Property acquisition costs:
  Proved properties                                        $      51      1,227
  Undeveloped properties                                          --         --
                                                           ---------  ---------
                                                                  51      1,227
Exploration costs:
  Direct costs                                                 3,254       (132)
  Overhead capitalized                                            98        183
                                                           ---------  ---------
                                                               3,352         51
Development costs:
  Direct costs                                                 2,084      2,522
  Overhead capitalized                                         1,545      1,803
                                                           ---------  ---------
                                                               3,629      4,325
                                                           ---------  ---------
                                                           $   7,032      5,603
                                                           ---------  ---------
                                                           ---------  ---------

    In response to current market conditions, the Company has reduced its budgeted capital expenditures to those required to maintain its producing oil and gas properties as well as certain essential development, drilling and other activities. The Company's 1995 budgeted expenditures for exploration and development for the remainder of 1995 are approximately $2,650,000 and $10,200,000, respectively, including capitalized overhead of $250,000 and $4,000,000, respectively. The planned levels of capital expenditures could be further reduced if the Company experiences lower than anticipated net cash provided by operations or other liquidity needs or could be increased if the Company experiences increased cash flow.

    During 1995, the Company intends to continue its strategy of acquiring reserves that meet its investment criteria; however, no assurance can be given that the Company can locate or finance any property acquisitions. In order to finance future acquisitions, the Company is exploring many options including, but not limited to: a variety of debt instruments; sale of production payments or other nonrecourse financing; the issuance of net profits interests; sales of non-strategic properties, prospects and technical information; or joint venture financing. Availability of these sources of capital and, therefore, the Company's ability to execute its operating strategy will depend upon a number of factors, some of which are beyond the control of the Company. If adequate sources of liquidity are not available to the Company in 1995, the amount invested in exploration, development and reserve acquisitions may be reduced due principally to the desire of the Company to protect its capital in the event of inadequate liquidity.

DIVIDENDS

    On February 1, 1995, a cash dividend of $.1875 on its $.75 Convertible Preferred Stock was paid to holders of record on January 10, 1995. On February 23, 1995 the Board of Directors declared a dividend of 0.094693 shares of Common Stock on each share of its outstanding $.75 Convertible Preferred Stock, payable May 1, 1995 to holders of record on April 10, 1995. The Company is currently prohibited from paying cash dividends on its $.75 Convertible Preferred Stock due to restrictions contained in the Credit Agreement with its lending banks. The Indenture executed in connection with the 11 1/4% Senior Subordinated Notes due 2003 and the Credit Facility contain restrictive provisions governing dividend payments.

GAS BALANCING

    It is customary in the industry for various working interest partners to produce more or less than their entitlement share of natural gas from time to time. The Company's net overproduced position decreased in the first three months of 1995 to approximately 8.2 BCF from approximately 8.4 BCF at December 31, 1994. At March 31, 1995 the undiscounted value of this imbalance is approximately $13,677,000, of which $5,000,000 is reflected on the balance sheet as a short-term liability and the remaining $8,677,000 is reflected on the balance sheet as a long-term liability. In the absence of a gas balancing agreement, the Company is unable to determine when its partners may choose to make up their share of production. If and when the Company's partners do make up their share of production, the Company's deliverable natural gas volumes could decrease, adversely affecting cash flow.

                           PART II. OTHER INFORMATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

    (a) Exhibits

    *Exhibit  4.1   Amendment No.  4 dated as  of April  13, 1995  to the Credit
Agreement dated as of December 1, 1993 between Forest Oil Corporation and The Chase Manhattan Bank (National Association), as agent.

    Exhibit   10.1     Description  of  Employee   Overriding  Royalty  Bonuses,
incorporated herein by reference to Exhibit 10.1 to Form 10-K for Forest Oil Corporation for the year ended December 31, 1990 (File No. 0-4597).

    Exhibit 10.2 Description of Executive Life Insurance Plan, incorporated herein by reference to Exhibit 10.2 to Form 10-K for Forest Oil Corporation for the year ended December 31, 1991 (File No. 0-4597).

    Exhibit 10.3 Form of non-qualified Executive Deferred Compensation Plan (File No. 0-4597), incorporated herein by reference to Exhibit 10.3 to Form 10-Q for Forest Oil Corporation for the quarter ended June 30, 1994 (File No. 0-4597).

    Exhibit 10.4 Form of non-qualified Supplemental Executive Retirement Plan, incorporated herein by reference to Exhibit 10.4 to Form 10-K for Forest Oil Corporation for the year ended December 31, 1990 (File No. 0-4597).

    Exhibit 10.5 Form of Executive Retirement Agreement, incorporated herein by reference to Exhibit 10.5 to Form 10-K for Forest Oil Corporation for the year ended December 31, 1990 (File No. 0-4597).

    Exhibit 10.6 Forest Oil Corporation 1992 Stock Option Plan and Option Agreement, incorporated herein by reference to Exhibit 10.7 to Form 10-K for Forest Oil Corporation for the year ended December 31, 1991 (File No. 0-4597).

    Exhibit 10.7 Letter Agreement with Richard B. Dorn relating to a revision to Exhibit 10.5 hereof, incorporated herein by reference to Exhibit 10.11 to Form 10-K for Forest Oil Corporation for the year ended December 31, 1991 (File No. 0-4597).

    Exhibit 10.8 Forest Oil Corporation Annual Incentive Plan effective as of January 1, 1992, incorporated herein by reference to Exhibit 10.8 to Form 10-K for Forest Oil Corporation for the year ended December 31, 1992 (File No. 0-4597).

    Exhibit 10.9 Form of Executive Severance Agreement, incorporated herein by reference to Exhibit 10.9 to Form 10-K for Forest Oil Corporation for the year ended December 31, 1993 (File No. 0-4597).

    Exhibit 10.10  Form of Settlement Agreement and General Release between John
F. Dorn and Forest Oil Corporation dated March 7, 1994, incorporated herein by reference to Exhibit 10.10 to Form 10-K for Forest Oil Corporation for the year ended December 31, 1993 (File No. 0-4597).

    *Exhibit 11    Forest Oil  Corporation  and Subsidiaries  -  Calculation  of
Earnings per Share of Common Stock.

    *Exhibit 27  Financial Data Schedule.

    *  Filed with this report.

(b) REPORTS ON FORM 8-K

    No reports on Form 8-K were filed by Forest during the quarter for which this report is filed.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                  FOREST OIL CORPORATION
                                                       (Registrant)

                                          ________/s/_DANIEL L. MCNAMARA________

Date: May 22, 1995

                                                    Daniel L. McNamara
                                             Corporate Counsel and Secretary
                                           (Signed on behalf of the registrant)

                                          __________/s/_DAVID H. KEYTE__________
                                                      David H. Keyte
                                                 Vice President and Chief
                                                    Accounting Officer
                                              (Principal Accounting Officer)

                             FOREST OIL CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

    The undersigned shareholder of Forest Oil Corporation, a New York corporation (the Company), hereby appoints William L. Dorn, Daniel L. McNamara and Linda M. Trulick, or any one of them, attorneys, agents and proxies of the undersigned, with full power of substitution to each of them, to vote all the shares of Common Stock, Par Value $.10 per share, of the Company which are entitled to one vote per share and which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Petroleum Club of Denver, 555 17th Street, Suite 3700, Denver, Colorado, on Wednesday, July 26, 1995, at 10:00 A.M., M.D.T., and at any adjournment of such meeting, with all powers which the undersigned would possess if personally present:

1.  Elect two (2) Class I Directors;

2. Approve the transactions with The Anschutz Corporation and Joint Energy Development Investments Limited Partnership;

3. Amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, Par Value $.10 Per Share, by 88,000,000 to a total of 200,000,000;

4. Consider and vote upon the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ended December 31, 1995; and

5. Vote upon such other matters as may be properly brought before the meeting or any adjournment thereof hereby revoking all previous proxies and ratifying all that any of said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

    If no directions are given, the individuals designated above will vote for the above proposals and, at their discretion, on any other matter that may come before the meeting.

    The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company.

         (CONTINUED AND TO BE VOTED, DATED AND SIGNED ON REVERSE SIDE)

                             FOREST OIL CORPORATION

                                       COMMON STOCK PROXY ONE (1) VOTE PER SHARE
                                                    PLEASE MARK VOTES / / OR /X/

                                                       SPECIAL NOTES
                                               I PLAN TO ATTEND THE MEETING  / /
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

No. 1.    Election of Directors.                 No. 2.    Approve  the transactions  with The
          Nominees are  William L.  Dorn  and              Anschutz   Corporation   and  Joint
          James H. Lee.                                    Energy   Development    Investments
          (To  withhold authority to vote for              Limited Partnership.
          all nominees check the block marked
          "Withheld". To  withhold  authority
              to   vote  for  any  individual
              nominee  write  that  nominee's
              name   on  the  space  provided
              below.)
          -------------------------------
          FOR  / /    WITHHELD  / /                        FOR  / /     AGAINST   / /     ABSTAIN  /  /
No. 3.    Amendment  of  Restated Certificate    No. 4.    Ratification of the Appointment  of
          of    Incorporation   to   increase              Independent Auditors.
          authorized shares.
          FOR  / /    AGAINST  / /    ABSTAIN  / /         FOR  / /     AGAINST   / /     ABSTAIN  /  /

                                       (Signature(s)  should agree with names on
                                       Stock  Certificates   as  shown   herein.
                                       Attorneys,   executors,   administrators,
                                       trustees, guardians or custodians  should
                                       give   full   title   as   such.)  Please
                                       complete, date  and sign  this proxy  and
                                       return   it  promptly   in  the  enclosed
                                       envelope  whether  or  not  you  plan  to
                                       attend   the   meeting.  No   postage  is
                                       required.
                                       Date: _____________________________, 1995
                                       _________________________________________
                                       _________________________________________
                                              Signature of Shareholder(s)
                                       THIS PROXY IS SOLICITED ON BEHALF
                                       OF THE BOARD OF DIRECTORS
- - ------------------------------------------------------------
IF YOU PLAN TO ATTEND THE ANNUAL MEETING OF THE SHAREHOLDERS, PLEASE MARK THE APPROPRIATE BOX IN THE SPECIAL NOTES SECTION OF THE PROXY CARD ABOVE.